UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14(a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under to §240.14a-12
ACADEMY SPORTS AND OUTDOORS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Academy Sports and Outdoors, Inc.
2024 Proxy Statement

Notice of
Annual Meeting of Stockholders
Thursday, June 6, 2024
8:00 a.m. Central Time
Academy Sports and Outdoors, Inc.
Corporate Headquarters - Ken C. Hicks Stadium
1540 North Mason Road
Katy, Texas 77449

*Figures as of fiscal year ended February 3, 2024

OUR MISSION	ACADEMY BY THE NUMBERS*
Provide FUN FOR ALL through strong assortments, value, and experience	Katy, Texas	~22,000
OUR VISION	Headquarters	Team Members
To be the BEST sports + outdoors retailer in the country	3	282 18
OUR VALUES	Distribution Centers	Stores States
•CUSTOMER focus and service •EXCELLENCE in all we do •Responsible LEADERSHIP •INITIATIVE with urgency •STUDENTS of the business •INTEGRITY always •Positive impact on our COMMUNITIES	OUR FOOTPRINT*

6
11
3
6
1
3
6
13
15
13
8
9
8
15
20
111
18
16
Stores per state

ASO	~$6.2B
Nasdaq ticker symbol	Fiscal 2023 Net Sales
WHO WE ARE
Academy Sports + Outdoors is a leading full-line sporting goods and outdoor recreation retailer in the United States. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of private label brands.

Basis of Presentation
All references below to “Academy," "we," "us," "our" or the "Company" refer to Academy Sports and Outdoors, Inc., a Delaware corporation and the current parent holding company of our operations, and its consolidated subsidiaries. We conduct our operations through our subsidiaries, including our indirect subsidiary, Academy, Ltd., an operating company which is doing business as Academy Sports + Outdoors. References to this “Proxy Statement” refer to the 2024 Proxy Statement of the Company. References to the “Annual Meeting” refers to the Company’s 2024 Annual Meeting of Stockholders.
We operate on a retail fiscal calendar pursuant to which our fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to January 31 (which such Saturday may occur on a date following January 31) each year. References to any year, quarter, or month mean our fiscal year, fiscal quarter, and fiscal month, respectively, unless the context requires otherwise. References to “2019,” “2020,” “2021,” “2022,” “2023,” and “2024,” or to such fiscal year relate to our fiscal years ended February 1, 2020, January 30, 2021, January 29, 2022, January 28, 2023, February 3, 2024, and February 1, 2025, respectively, unless the context requires otherwise.
Capitalized terms used but not defined herein have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 (the “Annual Report”). Numerical figures included in this Proxy Statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on the Company’s current expectations and are not guarantees of future performance. Words such as “outlook,” “guidance,” “anticipates,” “assume,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “future,” “will,” “seeks,” “foreseeable,” or the negative version of these words or other comparable words or similar expressions are used to identify these forward-looking statements. In particular, forward-looking statements include, but are not limited to, statements regarding the payment, timing or amount of dividends, share repurchases, or debt repayment/debt interest savings, statements we make about our expectations for our operations and business and our corporate responsibility progress, plans, and goals (including environmental and social matters and such other matters relating to our team members). Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, many of which are beyond the Company’s control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report under the caption “Risk Factors,” as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in these materials speaks only as of the date released. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws. Our sustainability-related goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be achieved. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. The inclusion of information in our ESG Report, Greenhouse Gas Emission Supplement, or Corporate Responsibility Report should not be construed as a characterization of the materiality or financial impact of that information with respect to us for purposes of any of our SEC filings.
Reference to websites included throughout this Proxy Statement are provided for convenience only, and the contents of our websites do not constitute a part of and are not incorporated by reference into this Proxy Statement.

Academy Sports and Outdoors, Inc. 1
Notice of Annual Meeting of Stockholders

Date and Time 8:00 a.m. Central Time, on Thursday, June 6, 2024	Place Academy Sports and Outdoors, Inc. Corporate Headquarters Ken C. Hicks Stadium 1540 North Mason Road, Katy, Texas 77449

Record Date You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 9, 2024.
Voting by Proxy
To ensure your shares are voted, you may vote your shares via the Internet, by telephone or by completing, signing, and mailing the enclosed proxy card or voting instruction form. Voting methods are described on the following page and on the proxy card or voting instruction form.

Items of Business	1	To elect the four Class I director nominees named in the Proxy Statement.
	2	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2024.
	3	To approve, by a non-binding advisory vote, the fiscal 2023 compensation paid to the Company’s named executive officers.
	4	To consider such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.
In order to conserve natural resources and reduce the cost of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner, we are pleased to be able to take advantage of the SEC rule allowing companies to use a “Notice and Access” model to provide their stockholders with access to proxy materials via the Internet. On or about April 19, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders informing them that our Notice of Annual Meeting of Stockholders and Annual Report, proxy statement, and voting instructions are available on the Internet at www.proxyvote.com. As more fully described in the Notice of Internet Availability, all stockholders may choose to access our materials at www.proxyvote.com or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors,
Rene G. Casares
Senior Vice President, General Counsel, & Corporate Secretary
April 19, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 6, 2024
This Proxy Statement and the 2023 Annual Report are available at www.proxyvote.com.

2 Academy Sports and Outdoors, Inc.
Proxy Voting Methods

VOTING CUTOFF FOR VOTING BY PROXY
If you are a stockholder of record, your vote must be received by 10:59 p.m. Central Time on June 5, 2024 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

If at the close of business on April 9, 2024, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”). If you were a stockholder of record, you may vote your shares via the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

/ QR
To vote by proxy:
By Internet or
QR Code
Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week, or scan the QR code on your proxy card.

You will need the 16-digit control number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you vote via the Internet, you do not need to mail a proxy card.

By Telephone
You can vote your shares from a touch-tone telephone by calling the number provided on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded.

You will need the 16-digit control number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you vote via the telephone, you do not need to mail a proxy card.
By Mail Mark your selections on the proxy card. Date and sign your name exactly as it appears on your proxy card. Mail the proxy card in the enclosed postage-paid envelope provided to you.

Academy Sports and Outdoors, Inc. 3
Proxy Statement
Annual Meeting of Stockholders
June 6, 2024
General Information
We have delivered this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Academy of proxies to be voted at the Annual Meeting to be held on June 6, 2024, and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person.
Questions and Answers about the Annual Meeting

Q:
	WHAT AM I VOTING ON?	There are three proposals scheduled to be voted on at the Annual Meeting:
		Proposal 1	Election of the four Class I director nominees named in this Proxy Statement.
		Proposal 2	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2024.
		Proposal 3	Approval, by non-binding advisory vote, of the fiscal 2023 compensation paid to our named executive officers.

Q:
	COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?	As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Q:
WHO IS ENTITLED TO VOTE?
Stockholders of record as of the close of business on April 9, 2024 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 73,791,013 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name” or “beneficially”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

4 Academy Sports and Outdoors, Inc.

Q:
WHAT CONSTITUTES A QUORUM?
The holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

Q:
WHAT IS A “BROKER NON-VOTE”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, and (2) the broker lacks the authority to vote the shares at its discretion. We expect that brokers will lack the authority to vote uninstructed shares at their discretion on Proposals Nos. 1 and 3. We expect that brokers will be permitted - but not required - to exercise discretion to vote uninstructed shares on Proposal 2. Even with respect to matters where brokers may otherwise have the ability to exercise discretionary voting, some brokers may choose not to exercise discretionary voting. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you do not plan to attend the Annual Meeting.

Q:
HOW MANY VOTES ARE REQUIRED TO APPROVE EACH PROPOSAL?
Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the four director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
For any other proposal being considered at the Annual Meeting, under our Bylaws, approval of the proposal requires the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

Academy Sports and Outdoors, Inc. 5

Q:
HOW MAY I VOTE, AND HOW IS MY VOTE COUNTED?
With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each director nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director nominee because directors are elected by plurality voting. Broker non-votes, if any, will have no effect on the outcome of Proposal No. 1. With respect to the ratification of our independent registered public accounting firm (Proposal No. 2) and the advisory vote to approve the compensation of our named executive officers (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For each of Proposal Nos. 2 and 3, abstentions will have the effect of a vote “against” the proposal. For Proposal No. 2, we expect that there should be no broker non-votes (although brokers may, but are not required to, exercise discretionary voting on routine proposals). For Proposal No. 3, broker non-votes, if any, will have no effect on the outcome of the proposal.

You are not required to attend the Annual Meeting in-person to vote. The Board is soliciting proxies so that you can submit your proxy before the Annual Meeting. If you vote by proxy, you will be designating Beryl Raff and Jeff Tweedy, each with power of substitution as your proxy, and together as your proxies, to vote your shares as you instruct. If you just sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals. The proxies also have discretionary authority to vote to adjourn our Annual Meeting, including for the purposes of soliciting votes in accordance with our Board’s recommendations, or if any other business properly comes before the meeting. If any other business comes before the Annual Meeting, the proxies will vote on those matters in accordance with their best judgment.

Q:
	HOW DOES THE BOARD RECOMMEND THAT I VOTE?	The Board recommends that you vote your shares:
		“FOR”	each of the four director nominees set forth in this Proxy Statement.
		“FOR”	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024.
		“FOR”	the approval, on a non-binding, advisory basis, of the fiscal 2023 compensation paid to our named executive officers.

Q:
	WHO WILL COUNT THE VOTE?	A representative of Broadridge Financial Solutions, our transfer agent, will tabulate the votes and act as inspector of election.

6 Academy Sports and Outdoors, Inc.

Q:
	HOW DO I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?	If you are a stockholder of record as of the close of business on the Record Date, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting, by using one of the following methods:
/ QR
By Internet or QR Code
If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit control number included on your proxy card in order to vote by Internet. You may also scan the QR code on your proxy card to vote. If you vote via the Internet, you do not need to mail a proxy card.

By Telephone
You can vote your shares from a touch-tone telephone by calling the number provided on the voting website (www.proxyvote.com) and on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. You will need the 16-digit control number included on your proxy card in order to vote by telephone. If you vote via telephone, you do not need to mail a proxy card.

By Mail
You may vote by mail by marking your selections on the proxy card, signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting will close at 10:59 p.m. Central Time, on June 5, 2024, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than June 5, 2024. If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Q:
HOW DO I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?
If you are a stockholder of record as of the close of business on the Record Date and prefer to vote your shares in person at the Annual Meeting, you must bring proof of identification along with your proof of ownership. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (e.g., broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Academy Sports and Outdoors, Inc. 7

Q:
MAY I ATTEND THE ANNUAL MEETING IN PERSON AND ARE THERE ANY RESTRICTIONS?
In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) either your proxy card or proof of your ownership of Academy stock on the Record Date. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Academy stock, such as a bank or brokerage account statement. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. For directions to the meeting, please email: investors@academy.com.

Q:
	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD ON OR ABOUT THE SAME TIME?	It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

Q:
	MAY I CHANGE MY VOTE OR REVOKE MY PROXY?	Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy:
		/ QR	By Internet or QR Code Voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 10:59 p.m. Central Time, on June 5, 2024.
In Person Submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than June 5, 2024.
By Mail Sending a written statement to that effect to the Corporate Secretary of the Company (the “Corporate Secretary”), provided such statement is received no later than June 5, 2024.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Q:
WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?
We will pay the costs of soliciting proxies. We have retained Alliance Advisors to assist in soliciting proxies for a fee of approximately $15,000, plus reimbursement of out-of-pocket expenses incident to preparing and mailing our proxy materials. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission, and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

8 Academy Sports and Outdoors, Inc.

Q:
HOW CAN I VIEW COPIES OF THE COMPANY’S CORPORATE DOCUMENTS AND FILINGS WITH THE SEC, INCLUDING THIS PROXY STATEMENT AND THE ANNUAL REPORT?
Our website contains the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), Bylaws, Corporate Governance Guidelines, Board committee charters, Ethics and Code of Conduct Policy, Anti-Corruption and Anti-Bribery Policy, Whistleblower Policy, Vendor Code of Conduct, Conflict Minerals Policy, and the Company’s SEC filings, including this Proxy Statement and the Annual Report. To view these documents, go to our investor relations website at investors.academy.com, and select “Documents & Charters” from the “Corporate Governance” drop-down menu, or select “SEC Filings” from the “Financials & Filings” drop-down menu.

Q:
	WHAT IS THE COMPANY’S FISCAL YEAR?	We operate on a retail fiscal calendar pursuant to which our fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to January 31 (which such Saturday may occur on a date following January 31) each year.

Academy Sports and Outdoors, Inc. 9
Proposal One
Election of Directors
Board of Directors
The Board of Directors oversees or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and its three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board is currently comprised of ten directors, eight of whom are independent.
On February 26, 2024, Sharen Turney, an independent Class II Director, resigned from the Board as of that date, and immediately thereafter the size of the Board was reduced from ten directors to nine. On March 18, 2024, the size of the Board was increased from nine directors to ten and Mrs. Monique Picou was added to the Board as an independent Class II Director. Additionally, in connection with a planned transition process, on March 19, 2024, the Company and Mr. Ken Hicks, a Class III Director and Executive Chairman of the Board, mutually agreed that Mr. Hicks’s employment agreement governing his role as our Executive Chairman would not be extended beyond its initial one-year term that began on June 1, 2023 and that Mr. Hicks will transition from Executive Chairman of the Board to non-employee Chairman of the Board, effective on June 1, 2024.
Our Certificate of Incorporation provides for a classified Board currently divided into three classes. Steve Lawrence, Brian Marley, Tom Nealon, and Chris Turner constitute a class with a term that expires at the Annual Meeting (the “Class I Directors”) subject to the election and qualification of their successors; Wendy Beck, Theresa Palermo, and Monique Picou constitute a class with a term that expires at the Annual Meeting of Stockholders in 2025 (the “Class II Directors”); and Ken Hicks, Beryl Raff, and Jeff Tweedy, constitute a class with a term that expires at the Annual Meeting of Stockholders in 2026 (the “Class III Directors”). For details, see the “Leadership Structure of the Board” below. One class of directors stands for election at each of our annual meetings of stockholders. Directors are elected by our stockholders to serve for three-year terms that expire on the date of an annual meeting of stockholders. Upon the recommendation of the Nominating and Governance Committee (the “Governance Committee”), the Board has considered and nominated Steve Lawrence, Brian Marley, Tom Nealon, and Chris Turner to continue as Class I Director nominees for a three-year term expiring in 2027. Action will be taken at the Annual Meeting for the election of these four Class I Director nominees.
Unless otherwise instructed, the persons named in the proxy card (the “proxy holders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of each of Steve Lawrence, Brian Marley, Tom Nealon, and Chris Turner. Each of these nominees has indicated that he will be willing and able to serve as a director. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the Board may propose another person or persons in place of any such nominee(s), and the individuals designated as your proxies will vote to appoint that proposed person or persons. Alternatively, in such event, the Board may decide to reduce the number of directors constituting the full Board.
Board Composition
We believe the current composition of the Board brings a diverse balance of relevant experience and backgrounds to our Company. The Board is composed of seasoned directors and executives with proven track records of leadership and success in retail and other consumer-oriented businesses that are relevant in light of the Company’s business, strategy, and structure. The Board and the Governance Committee regularly evaluates its composition to ensure it continues to advance our business strategies and serve the interests of our stockholders.

10 Academy Sports and Outdoors, Inc.

Board Composition Matrix (Effective as of April 19, 2024)	W. Beck	K. Hicks	S. Lawrence	B. Marley	T. Nealon	T. Palermo	M. Picou	B. Raff	C. Turner	J. Tweedy

Total Number of Directors	10

Independence/Tenure/Class
Independent	✓			✓	✓	✓	✓	✓	✓	✓
Tenure (years)	3	3	1	3	3	1	0	2	2	3
Class	II	III	I	I	I	II	II	III	I	III
Term Expires	2025	2026	2024	2024	2024	2025	2025	2026	2024	2026
Gender Identity
Female	✓					✓	✓	✓
Male		✓	✓	✓	✓				✓	✓
Non-Binary Gender
Demographic Background
Black or African American							✓			✓
Hispanic or Latinx
White	✓	✓	✓	✓	✓	✓		✓	✓
Asian (including South Asian)
Native Hawaiian or Pacific Islander
Native American or Alaskan Native		✓
Two or More Races or Ethnicities		✓
LGBTQ+
Did Not Disclose Demographic Background
Veteran		✓

Average Age 60 Years	Gender Diversity 40% 4 Women	Ethnic Diversity 30% 3 Minorities

Independence 80% 8 of 10 Directors are Independent	Committee Chair Diversity 2 of 3 Committee Chairs are Women	Overall Diversity 60% 6 Directors are Women or Minorities
The following chart (as of April 19, 2024) summarizes the specific experience, attributes, skills, and qualifications of our directors and nominees. A director or nominee may possess additional experience, attributes, skills, and qualifications, even if not expressly indicated below.

Board Skills & Number of Directors
Accounting/Finance	Merchandising
7	5
Board Governance	Store Operations
5	5
Cybersecurity	Sourcing/Manufacturing
3	5
Digital/eCommerce	Strategic Planning
7		10
Human Resources (incl. diversity, equity & inclusion)	Supply Chain/Logistics
6	7
Marketing	Information Technology
7	5

Academy Sports and Outdoors, Inc. 11
Nominees for Election to the Board of Directors
Set forth below is certain information regarding each Class I Director nominee. Beneficial ownership of equity securities of the Class I Director nominees is shown under “Ownership of Securities” below. Mr. Lawrence was recommended to the Board as part of a leadership transition, and Mr. Turner was recommended to the Board by a third-party search firm.
Class I Director Nominees

Steve P. Lawrence
Director Since: June 2023	Independent: No	Age: 56
Committee Membership: None Board Class: I

Steve P. Lawrence has served as the Chief Executive Officer of the Company and on the Board since June 1, 2023. Mr. Lawrence served as the Executive Vice President and Chief Merchandising Officer of the Company since joining the Company in February 2019 to June 2023. Prior to joining the Company, Mr. Lawrence was President, Chief Executive Officer and served on the board of directors at francesca’s from October 2016 to January 2019. From May 2012 to September 2016, he served as Chief Merchandising Officer at Stage Stores. Mr. Lawrence also spent nearly 12 years working in various merchandising leadership roles at J.C. Penney after 10 years at Foley’s. Mr. Lawrence obtained his Bachelor of Business Administration in Finance from the University of Notre Dame.

The Board selected Mr. Lawrence to serve as a director based on his board, executive leadership, and management experience related to the retail industry, which includes merchandising, eCommerce, customer loyalty, strategic planning, governance, financial, marketing, operations, real estate, sourcing, supply chain, and logistics skills.

Brian T. Marley
Director Since: June 2020	Independent: Yes	Age: 67
Committee Membership: Audit (Chair) Board Class: I

Brian T. Marley has served on the Board and as a member and Chair of the Audit Committee since June 2020 and served as a member of the board of managers of New Academy Holding Company, LLC from January 2018 to June 2020. Mr. Marley is the founder and has served as Managing Partner of Marley Associates LLC, where he has provided advisory services for a wide variety of consumer and retail firms, since 2014. Mr. Marley previously served as Executive Vice President and Chief Financial Officer of Belk, Inc. from 2000 to 2013. At Belk, Mr. Marley had responsibility for financial planning, accounting, treasury, risk management, process improvement, credit and customer loyalty programs. He also served as Chairman of Belk National Bank from 2000 to 2006. Prior to joining Belk, Mr. Marley was at KPMG LLP for 20 years, during which he was an Audit and Assurance partner in the Retail and Consumer Industry practice for seven years. He is a graduate of the University of North Carolina at Chapel Hill with a Bachelor of Science in Business Administration.

The Board selected Mr. Marley to serve as a director based on his executive leadership, governance, and management experience, including strategy, process improvement, risk management, customer loyalty, marketing, and extensive accounting and financial skills related to the retail industry.

12 Academy Sports and Outdoors, Inc.

Tom M. Nealon
Lead Independent Director (or “Lead Director”)
Director Since: March 2021	Independent: Yes	Age: 63
Committee Memberships: Audit; Compensation Board Class: I

Tom M. Nealon has served on the Board and the Compensation Committee since March 2021, as Lead Director since December 2021, and as a member of the Audit Committee effective as of May 31, 2023. Currently, Mr. Nealon has served as CEO of SAFFiRE Renewables, LLC, a sustainable aviation fuel company, since September 2022. Mr. Nealon has served as Senior Advisor of Southwest Airlines Co. since September 2021 and served as President of Southwest Airlines Co., a passenger airline, from January 2017 to September 2021. Mr. Nealon also served as Executive Vice President Strategy & Innovation of Southwest Airlines Co. from January 2016 to January 2017. Mr. Nealon also served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, from August 2010 to December 2011. In this role Mr. Nealon was responsible for Strategy, jcp.com, Information Technology, Customer Insights, and Digital Ventures. Mr. Nealon held other senior positions and consulting roles at J.C. Penney, The Feld Group, and Frito-Lay, a division of PepsiCo, Inc. Previously, Mr. Nealon served on the Board of Directors of Southwest Airlines Co. from December 2010 to November 2015, and on the Board of Directors and the Audit Committee of the Fossil Group, Inc. from April 2012 to May 2020. He is a graduate of Villanova University’s School of Business with a Bachelor of Science in Business Administration and earned a Master of Business from the University of Dallas.

The Board selected Mr. Nealon to serve as a director based on his extensive board, executive leadership, management experience related to the retail and consumer industries, including technology, eCommerce, marketing, merchandising, accounting, finance, governance, strategic planning, supply chain, logistics, human resources, cybersecurity, and customer service skills.

Chris L. Turner
Director Since: December 2021	Independent: Yes	Age: 49
Committee Membership: Audit Board Class: I

Chris L. Turner has served on the Board and the Audit Committee since December 2021. Mr. Turner has served as the Chief Financial Officer of Yum! Brands, a quick service restaurant company, since August 2019 where he has global responsibility for finance, corporate strategy, supply chain and information technology. Before joining Yum! Brands, he served as Senior Vice President and General Manager at PepsiCo, Inc., a multinational food, snack, and beverage corporation, leading PepsiCo’s retail and eCommerce businesses with Walmart in the U.S. and more than 25 countries and across PepsiCo’s brands from December 2017 to July 2019. Prior to leading PepsiCo’s Walmart business, he served in various positions including Senior Vice President of Transformation for PepsiCo’s Frito-Lay North America business from July 2017 to December 2017 and Senior Vice President of Strategy for Frito-Lay from February 2016 to June 2017. Prior to joining PepsiCo, Mr. Turner spent more than 13 years at McKinsey & Company, a strategic management consulting firm, where he was a Partner in the firm’s Dallas office. During this time, he served clients in the retail, restaurant, consumer packaged goods, airline, high-tech and media industries. He is a graduate of the University of Arkansas with a Bachelor’s degree in Industrial Engineering and earned a Masters of Business Administration from Stanford University.

The Board selected Mr. Turner to serve as a director based on his significant business and management leadership experience related to the retail and consumer industries, including supply chain, logistics, digital/eCommerce, operations, strategic planning, technology, cybersecurity, and extensive financial skills.

BOARD RECOMMENDATION The Board recommends that you vote “FOR” the election of each of the Class I Director nominees named above.

Academy Sports and Outdoors, Inc. 13
Continuing Board Members Not Standing for Re-Election at the Annual Meeting
Set forth below is certain information regarding each director whose term continues beyond the Annual Meeting and who is not subject to re-election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.
Class II Directors

Wendy A. Beck
Director Since: December 2020	Independent: Yes	Age: 59
Committee Memberships: Audit; Nominating & Governance (Chair) Board Class: II

Wendy A. Beck has served on the Board and the Audit Committee since December 2020 and as a member and the Chair of the Nominating & Governance Committee since May 2021. Ms. Beck most recently served as Executive Vice President and Chief Financial Officer for Norwegian Cruise Line Holdings, Inc., from September 2010 to March 2018. Prior to that, Ms. Beck served as Executive Vice President and Chief Financial Officer of Domino’s Pizza Inc. from 2008 to 2010, as Senior Vice President, Chief Financial Officer and Treasurer of Whataburger Restaurants, LP from 2004 to 2008 and as their Vice President and Chief Accounting Officer from 2001 to 2004, and as Vice President, Chief Financial Officer, and Treasurer of Checkers Drive-In Restaurants, Inc. from 2000 to 2001. Ms. Beck has served on the Board of Directors of Traeger, Inc., including on its Audit Committee and its Nominating and Corporate Governance Committee since July 2021, and on the Board of Directors of Hawaiian Holding, Inc., including on its Audit Committee since July 2022. Previously, Ms. Beck served on the Board of Directors and chaired the Audit Committee of At Home Group Inc. from September 2014 to July 2021, on the Board of Directors and the Audit Committee of SpartanNash Company from September 2010 to December 2013 and on the Board of Directors and the Compensation Committee of Bloomin’ Brands from February 2018 to April 2022. She is a graduate of the University of South Florida with a Bachelor of Science in Accounting and is a Certified Public Accountant.

The Board selected Ms. Beck to serve as a director based on her board, executive leadership and management experience related to the retail industry, which includes governance, strategic, supply chain, logistics, talent management, technology, cybersecurity and extensive accounting and financial skills.

Theresa E. Palermo
Director Since: July 2022	Independent: Yes	Age: 48
Committee Membership: Nominating and Governance Board Class: II

Theresa E. Palermo has served on the Board and the Nominating and Governance Committee since July 2022. Ms. Palermo has served as Senior Vice President, Connected Commerce and Marketing at Signet Jewelers Limited, a jewelry retailer, since October 2019. Ms. Palermo also served as Senior Vice President, Marketing of Neiman Marcus Group, Inc. from September 2017 to October 2019. Ms. Palermo also served as Executive Vice President and Chief Marketing Officer of Vera Bradley Inc. from June 2015 to August 2017. Ms. Palermo held other senior positions and roles at Fossil Group Inc., Collective Brands, Inc., The Timberland Company, Polaroid Corporation, and United Communications Group Limited. She is a graduate of Auburn University with a Bachelor of Science in Marketing and earned a Master of Business Administration from Simmons University.

The Board selected Ms. Palermo because of her executive leadership and management experience related to the retail industry, which includes marketing, digital/eCommerce, customer loyalty, human resources, strategic planning and technology.

14 Academy Sports and Outdoors, Inc.

Monique Picou
Director Since: March 2024	Independent: Yes	Age: 58
Committee Membership: None Board Class: II

Monique Picou has served on the Board since March 2024. Mrs. Picou has over 30 years of supply chain, logistics, strategic planning, operations digital/technology, and engineering experience. Mrs. Picou serves as Global Executive - Vice President, Google Cloud Supply Chain and Operations at Alphabet, Inc., a multinational technology company, since March 2023, and also served as Vice President, Google Product, Technology Strategy and Global Server Operations at Alphabet, Inc. from February 2021 to April 2023. Prior to Alphabet, Inc., Mrs. Picou served as Senior Vice President, Sam's Club Chief Strategy and Supply Chain Officer from March 2020 to February 2021, as Sam's Club Senior Vice President Supply Chain Flow from February 2019 to February 2020, and Vice President, Supply Chain at Walmart, Inc., a multinational retail company, from August 2018 to January 2019. Mrs. Picou held other senior leadership positions at Voyant Beauty, LLC and Procter & Gamble Company, where she spent more than 25 years and served in various positions, including Senior Vice President - Product Supply Global Health Care from December 2016 to August 2017. Since November 2021, Mrs. Picou has served on the board of directors of Ryan Companies US, Inc., a commercial real estate services company. She is a graduate of Southern University with a Bachelor of Science in Electrical Engineering and earned a Master of Business Administration from Florida Institute of Technology.

The Board selected Mrs. Picou because of her supply chain, logistics, strategic planning, operations, digital/technology, human resources, process improvement, merchandising, customer loyalty, and engineering skills, and her experience at technology, retail, and manufacturing companies.

Class III Directors

Ken C. Hicks
Executive Chairman of the Board
Director Since: June 2020	Independent: No	Age: 71
Committee Membership: None Board Class: III

On June 1, 2024 will transition from Executive Chairman of the Board to non-employee Chairman of the Board. Mr. Hicks has served as the Executive Chairman of the Board since June 1, 2023, and served as Chairman, President, and Chief Executive Officer from May 2018 to June 2023. Mr. Hicks has served as a member of the Board since June 2020 and served as a member of the board of managers of New Academy Holding Company, LLC from May 2017 to June 2020. Mr. Hicks previously served as President and Chief Executive Officer at Foot Locker, Inc. from August 2009 to February 2010, and also served as Chairman, President and Chief Executive Officer at Foot Locker, Inc. from February 2010 to November 2014, and as Executive Chairman at Foot Locker, Inc. from December 2014 to May 2015. Prior to joining Foot Locker, Inc. Mr. Hicks held senior positions at J.C. Penney Company, Inc., Payless ShoeSource, Home Shopping Network, May Department Stores Company, and McKinsey & Company. Currently, Mr. Hicks has served on the board of directors of Avery Dennison Corporation since July 2007, and as Chairman of the board of directors of Guitar Center Holdings, Inc. since October 2023. Previously, Mr. Hicks served on the Board of Directors and its Compensation Committee of Whole Foods Market, Inc. from May 2017 to August 2017. Mr. Hicks graduated from the United States Military Academy located in West Point, NY, and served in the U.S. Army. He also earned a Masters of Business Administration with highest distinction from Harvard Business School.

The Board selected Mr. Hicks to serve as a director based on his board, executive leadership, and management experience related to the retail industry, which includes merchandising, eCommerce, governance, financial, marketing, strategic planning, operations, real estate, sourcing, supply chain, and logistics skills.

Academy Sports and Outdoors, Inc. 15

Beryl B. Raff
Director Since: May 2021	Independent: Yes	Age: 73
Committee Membership: Compensation (Chair) Board Class: III

Beryl B. Raff has served on the Board and the Compensation Committee since May 2021 and as the Chair of the Compensation Committee since October 2021. Previously, Ms. Raff was the Chairman and Chief Executive Officer of Helzberg Diamonds, a wholly owned subsidiary of Berkshire Hathaway Inc., a multinational conglomerate holding company, from 2009 to July 2022. Ms. Raff served as the non-executive Chairman from July 2022 to December 2023. Before joining Helzberg Diamonds, from 2001 to 2009, Ms. Raff held senior merchandising positions with J.C. Penney, most recently as Executive Vice President and General Merchandise Manager, where she was responsible for the day-to-day operation of the fine jewelry business and served on its Executive Board, which determined strategic direction and initiatives for JC Penney. Prior to JC Penney, Ms. Raff also was Chairman and Chief Executive Officer at Zale Corporation and held senior merchant positions at R. H. Macy & Company. Currently, Ms. Raff has served on the Board of Directors of Helen of Troy, Ltd. since August 2014, including on its Audit Committee and formerly its Compensation Committee, and on the Board of Directors of Larry H. Miller Company, including on its Governance and Compensation Committees. Previously, Ms. Raff served on the Board of Directors of The Michaels Companies, Inc., including on its Audit and Compensation Committees from September 2014 to April 2021, on the Board of Directors of Group 1 Automotive, Inc., including on its Compensation Committee and as chair of its Governance & Nominating Committee from June 2007 to February 2015, and on the Board of Directors of Jo-Ann’s Stores, Inc., including on its Audit and Governance Committees and as chair of its Compensation Committee from August 2001 to February 2011. She is a graduate of Boston University with a Bachelors of Business Administration and a Masters of Business Administration from Drexel University.

The Board selected Ms. Raff because of her board, executive leadership and management experience related to the retail industry, which includes accounting, finance, governance, marketing, merchandising, sourcing, manufacturing, operations, real estate/construction, strategic planning, supply chain logistics, and talent management skills.

Jeff C. Tweedy
Director Since: October 2020	Independent: Yes	Age: 61
Committee Memberships: Compensation; Nominating & Governance Board Class: III

Jeff C. Tweedy has served on the Board, the Compensation Committee, and the Nominating & Governance Committee since October 2020. In March of 2021, Mr. Tweedy transitioned to an advisory role with Sean John Clothing, a clothing retailer, having served as its Chief Executive Officer from November 2007 to March 2021, and previously as its Executive Vice President from February 1998 to March 2005. Currently, Mr. Tweedy has served on the board of directors of Safe and Green Development Corporation since April 2023, including on its Compensation Committee and its Nominating and Corporate Governance Committee, The Piney Woods School since February 2019, and the advisory board of the Fashion Institute of Technology since January 2020, where he previously studied Menswear Design and Marketing. He served as Vice President of Karl Kani Jeans from March 1993 to June 1996. Mr. Tweedy served as Vice President of Spike Lee from February 1992 to June 1993 and as East Coast Sales Manager of Ralph Lauren Womenswear from February 1990 to December 1992.

The Board selected Mr. Tweedy to serve as a director based on his extensive executive leadership and management experience related to the retail industry, including merchandising, marketing, sourcing, manufacturing, strategic planning, store operations, digital/eCommerce, and talent management skills.

16 Academy Sports and Outdoors, Inc.
Board Governance
Board Oversight
The primary role of the Board is to direct and oversee the management of the business and affairs of the Company in a manner that it considers in the best interests of the Company and its stockholders, in accordance with applicable laws and the Nasdaq Stock Market LLC (“Nasdaq”) Listing Rules. The Board’s responsibility is one of oversight and, in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board selects our Chief Executive Officer and oversees our executive officers, who are charged by the Board with conducting our business. As part of its responsibility, the Board exercises direct oversight of strategic matters such as strategic planning, budgeting, capital planning, compensation, governance, succession planning, cybersecurity, risk management, compliance, and corporate responsibility related matters. The Board has a dedicated annual strategic planning meeting with senior management and receives strategic updates during its regular quarterly meetings.
To assist it in fulfilling its responsibilities, the Board has delegated certain authority to its standing committees: the Audit Committee, the Governance Committee and the Compensation Committee, each of which is composed entirely of independent directors. The roles and responsibilities of these standing committees are described below under “Board Committees.”
Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in the Board’s Corporate Governance Guidelines, which describe the principles and practices that the Board and its committees are expected to follow in carrying out their responsibilities. The Corporate Governance Guidelines are reviewed periodically by the Governance Committee and updated to the extent deemed appropriate in light of emerging practices and to ensure compliance with applicable laws, regulations, governance documents, and Nasdaq Listing Rules, upon recommendation to and approval by the Board. Copies of the Corporate Governance Guidelines and other corporate governance information are available on our investor relations website at investors.academy.com.
Our Corporate Governance Guidelines address topics such as the role and responsibility of the Board, Board composition, structure and policies, Board meetings, committees of the Board, expectations of directors, management succession planning for the Chief Executive Officer and other executive officers, annual Board and committee evaluations, director compensation, director independence and qualifications, nomination, and selection, Board refreshment and retirement age/term limits, selection and separation or combination of the Chairman of the Board and Chief Executive Officer, responsibilities of the Lead Director, director orientation and continuing education, director access to officers and team members, changes in directors’ principal occupation, outside directorships/overboarding, investor and other stakeholder communications with the Board and its non-management directors, and strategic planning and budgeting.
The Corporate Governance Guidelines limit the number of public company boards on which a director may serve (including our Board) to four and the number of public company audit committees on which an Audit Committee member may serve (including our Audit Committee) to three. Further, directors who also serve as executive officers (or in equivalent positions) generally should not serve on more than three public company boards (including our Board). All of our directors, director nominees, and executive officers currently comply with our overboarding policy.

Academy Sports and Outdoors, Inc. 17
Director Independence
Under the Corporate Governance Guidelines and the independence standards of the SEC and the Nasdaq Listing Rules, a director is not independent unless the Board affirmatively determines that he or she does not have a relationship with us or our management which, in the opinion of the Board, would impair their independence.
The Corporate Governance Guidelines define independence in accordance with Nasdaq Listing Rules, and require the Board to review and determine the independence of all directors at least annually.
The Board has affirmatively determined that each of Wendy Beck, Brian Marley, Tom Nealon, Theresa Palermo, Monique Picou, Beryl Raff, Chris Turner, and Jeff Tweedy is “independent” under SEC rules, the Corporate Governance Guidelines and Nasdaq Listing Rules, including under the heightened independence standards applicable to audit and compensation committee members, and that Sharen Turney was independent during her service on the Board. In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).
Leadership Structure of the Board
We do not have a formal policy regarding the combination or separation of the Chairman of the Board and Chief Executive Officer positions. The Corporate Governance Guidelines provide the Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its stockholders at any given time.
The Board has reviewed its leadership structure and determined that it remains advisable and in the best interest of the Company to separate the roles of Chairman of the Board and the Chief Executive Officer and President. As such, Mr. Hicks serves as Chairman of the Board, Mr. Lawrence serves as the Chief Executive Officer of the Company, and Sam Johnson serves as President of the Company. As Chief Executive Officer, Mr. Lawrence is responsible for developing and overseeing the implementation of our business strategy as well as leading and managing the day-to-day operations of the Company. In connection with a planned transition process, the Company and Mr. Hicks mutually agreed that Mr. Hicks will transition from Executive Chairman of the Board to non-employee Chairman of the Board, effective on June 1, 2024. Mr. Hicks will continue focusing on leading the Board, with Mr. Lawrence continuing to focus on day-to-day operations of the Company.
In addition, the Board continues to believe that strong, independent Board leadership and oversight are a critical aspect of effective corporate governance. The Corporate Governance Guidelines provide that a lead independent director (or “Lead Director”) may be appointed whenever the Board is chaired by a director who does not otherwise qualify as an “independent director.” As a result, because Mr. Hicks is not independent due to his prior service as an officer of the Company, Tom Nealon, who was appointed as our independent Lead Director in December 2021, continues to serve in this role.
The position of Lead Director has a clear mandate, significant authority and well-defined responsibilities as set forth in the Corporate Governance Guidelines. These responsibilities and authority include, among others:
•presiding at meetings of the Board at which the Chairman of the Board is not present, including at executive sessions of the independent directors;
•collaborating with the Chairman of the Board regarding the information sent to the Board;
•collaborating with the Chairman of the Board regarding the agendas and schedules for the meetings of the Board;
•assisting in scheduling Board meetings and approving meeting schedules to ensure that there is sufficient time for discussion of agenda items;
•serving as liaison between the Chairman of the Board and the independent directors and/or with management, as appropriate;
•working with the Board and its committees to oversee the Company’s engagement with stockholders, proxy advisory firms, and other interested parties, reviewing stockholder inquiries, and making recommendations to the Board regarding responding to those inquiries, and being available for consultation and communication with major stockholders, upon request;

18 Academy Sports and Outdoors, Inc.
•calling meetings/executive sessions of the independent directors, as appropriate;
•collaborating with the Chairman of the Board in determining the need for special meetings of the Board; and
•recommending to the Board, in consultation with the applicable committee chairs, the retention of consultants and advisors who directly report to the Board, including independent legal, financial or compensation advisors.
We believe that the current Board leadership structure provides appropriate governance and risk oversight. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Executive Sessions
To promote free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session with no members of management present from time to time. In addition and in accordance with the Nasdaq Listing Rules, to the extent that the non-management directors include any non-independent directors, the independent directors also meet separately at least twice a year (or more frequently as may be appropriate) in an executive session that excludes management and non-independent directors. The Lead Director presides at the executive sessions of both non-management and independent directors. In 2023, the independent directors separately met at least twice in executive session that excluded management and non-independent directors.
Board Committees
The Board has established an Audit Committee, a Compensation Committee and a Governance Committee, each of which is entirely comprised of independent directors. These committees are each described below. The Governance Committee is responsible for identifying Board members qualified to serve on each committee and recommending that the Board appoint members to each committee. Each committee reports regularly to the Board summarizing the committee’s actions, any significant issues considered by the committee, and recommends Board approval of certain actions, when necessary.
Each of the Board’s committees acts under a written charter, which was approved and adopted by the Board and describes the responsibilities of the committee. Copies of the Audit Committee, Compensation Committee, and Governance Committee charters are available on our investor relations website at investors.academy.com.
The following table shows the current memberships of each of the Board’s committees as of the date of this Proxy Statement.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Wendy Beck(I)*	X		Chair
Brian Marley(I)*	Chair
Tom Nealon(I)* LD	X	X
Theresa Palermo(I)			X
Monique Picou(I)
Beryl Raff(I)		Chair
Chris Turner(I)*	X
Jeff Tweedy(I)		X	X
(I) Independent Director * SEC Audit Committee Financial Expert LD Lead Director X Member
Audit Committee
Our Audit Committee consists of Brian Marley, who serves as the Chair, Wendy Beck, Tom Nealon, and Chris Turner. The Board has determined that each member of the Audit Committee is “independent,” as required by Rule 10A-3 under the Exchange Act, and the Nasdaq Listing Rules applicable to directors and audit committee members, and meets the “financial sophistication” requirement within the meanings of the Nasdaq Listing Rules, and has also determined that Messrs. Marley, Turner, and Nealon and Ms. Beck each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

Academy Sports and Outdoors, Inc. 19
Under the Audit Committee’s charter, which is reviewed by the Audit Committee annually, the oversight responsibilities of the Audit Committee involve the following (among others):
•overseeing our consolidated financial statements and the audits thereof, earnings press releases, and earnings guidance;
•engaging our independent registered public accounting firm and reviewing, and approving or confirming its compensation, qualifications, performance, and independence;
•overseeing our accounting, financial reporting, and disclosure processes, practices and controls, and the quality and integrity thereof;
•overseeing our systems of internal controls regarding financial reporting and the adequacy and soundness thereof;
•overseeing our internal audit function and its performance;
•overseeing our enterprise risk management, including information technology, and cybersecurity/data protection programs;
•overseeing our information technology and cybersecurity programs and periodically reviewing, evaluating, and discussing the adequacy of our information technology security program, compliance, and controls with our Chief Information Officer;
•reviewing our legal, compliance, ethics and whistleblower programs and related matters;
•pre-approving, eligible audit and non-audit services to be performed by the independent registered public accounting firm;
•reviewing with management, and as applicable, our independent registered public accounting firm, disclosure controls and procedures over corporate responsibility reporting data and related disclosures;
•reviewing and approving, if applicable, related person transactions and overseeing other related person transactions under the accounting rules; and
•reviewing and approving the Report of the Audit Committee for inclusion in the Proxy Statement. See “Report of the Audit Committee.”
Along with the Board, the Audit Committee receives regular reports from management to help ensure its effective and efficient oversight and to assist in its proper risk management and ongoing evaluation of management controls. Through its regular meetings with management, including the accounting, finance, legal, internal audit, risk management, business continuity, and information technology functions and discussions, as appropriate, with our independent registered public accounting firm and internal auditors, the Audit Committee reviews and discusses significant areas of our business, including areas of risk and appropriate mitigating factors. Our internal auditors report functionally and administratively to our Chief Financial Officer and directly to the Audit Committee.
Compensation Committee
Our Compensation Committee consists of Beryl Raff, who serves as the Chair, Tom Nealon, and Jeff Tweedy. The Board has determined that each member of the Compensation Committee is “independent” as required under the Nasdaq Listing Rules applicable to directors and members of a compensation committee and also qualifies as a “non-employee” director for purposes of Section 16 of the Exchange Act.
Under the Compensation Committee’s charter, which is reviewed by the Compensation Committee annually, the oversight responsibilities of the Compensation Committee involve the following (among others):
•overseeing, reviewing, and approving the overall compensation philosophy of the Company;
•reviewing and recommending corporate goals and performance objectives of the Chief Executive Officer and approving corporate goals and performance objectives of other executive officers, relevant to their compensation;
•reviewing and evaluating the performance of executive officers;

20 Academy Sports and Outdoors, Inc.
•reviewing and recommending compensation of directors and the CEO and approving compensation of other executive officers;
•reviewing and recommending policies and practices concerning executive officer compensation programs, benefit plans, perquisites, and expense accounts;
•overseeing the Company’s strategies and policies related to talent management (and working with the Lead Director and the Board’s other committees with respect to matters overseen by such other committees), including with respect to corporate responsibility related matters such as talent development and retention, workplace environment and culture, and diversity and inclusion;
•administering or overseeing incentive compensation, stock incentive and stock purchase plans, including determining grants of equity awards under the stock-based plans;
•undertaking annual review and risk assessment of compensation policies and practices;
•overseeing executive officer succession planning;
•reviewing and/or recommending any employment contracts or transactions involving directors or executive officers and any related compensation arrangements;
•assessing and monitoring the independence of its compensation consultant and legal counsel;
•assessing results of the Company’s most recent stockholder advisory votes on the Company’s named executive officers compensation;
•pre-approving services to be provided to the Company by its compensation consultant;
•reviewing and discussing with management the Company’s engagement efforts with stockholders on the subject of executive officer compensation;
•reviewing, approving, and monitoring compliance with stock ownership guidelines for directors and executive officers and overseeing the administration of the Company’s clawback policy; and
•reviewing and approving the Compensation and Discussion Analysis and the Compensation Committee Report for inclusion in the Proxy Statement. See “Compensation & Discussion Analysis” and “Compensation Committee Report "
Along with the Board, the Compensation Committee receives regular reports from management to help ensure its effective and efficient oversight and to assist in its proper risk management and ongoing evaluation of compensation programs. Through its regular meetings with management, including the human resources, compensation, and legal functions and discussions, as appropriate, with its independent compensation consultant, the Compensation Committee reviews and discusses significant areas of our business, including areas of risk and appropriate mitigating factors.
Nominating and Governance Committee
Our Governance Committee consists of Wendy Beck, who serves as the Chair, Theresa Palermo, and Jeff Tweedy. The Board has determined that each member of the Governance Committee is “independent” as required under the Nasdaq Listing Rules applicable to directors.
Under the Governance Committee’s charter, which is reviewed by the Governance Committee annually and, the oversight responsibilities of the Governance Committee involve the following (among others):
•developing the Company’s corporate governance practices, policies, and documents and overseeing the related risks;
•reviewing and monitoring the composition, size, structure, functioning, and performance of the Board and its committees;
•establishing criteria for the selection of candidates and nominees for appointment or election as directors to serve on the Board;
•identifying and recommending individuals believed to be qualified as director candidates or nominees, including recommendations whether current directors should stand for re-election, and the class of directors in which the candidate or nominee should serve;

Academy Sports and Outdoors, Inc. 21
•evaluating director candidates or nominees recommended by stockholders on a substantially similar basis as it considers other candidates or nominees;
•recommending directors to serve on the Board’s committees;
•reviewing the independence and possible conflicts of interest of directors;
•recommending an independent director to serve as Lead Director;
•providing oversight and making recommendations for the Company’s corporate responsibility strategy and efforts, including the Company’s progress and public reporting on such initiatives, the long-and short-term impacts to the Company’s business of corporate responsibility issues and trends, and political contributions;
•approving directorships at other for-profit organizations offered to directors and executive officers;
•working with Lead Director to oversee communications with stockholders, proxy advisory firms and other interested parties concerning governance and other related matters and reviewing stockholder proposals and making recommendations to address them (and work with other committees with respect to matters overseen by them);
•overseeing evaluations of the Board and its committees; and
•overseeing director engagement, education, and orientation activities.
Along with the Board, the Governance Committee receives regular reports from management to help ensure its effective and efficient oversight and to assist in its proper risk management and ongoing evaluation of governance practices and policies. Through its regular meetings with management, including the legal, corporate responsibility, and investor relations functions and discussions, as appropriate, with its legal counsel, the Governance Committee reviews and discusses significant areas of our business, including areas of risk and appropriate mitigating factors.
Board and Committee Meetings and Attendance
All directors are expected to attend all meetings of the Board, meetings of the committees of which they are members, and the annual meeting of stockholders. During 2023, the Board held six meetings, the Audit Committee held six meetings, the Compensation Committee held six meetings, and the Governance Committee held five meetings. In addition, the Board, the Audit Committee, the Compensation Committee, and the Governance Committee acted by unanimous written consent several times during 2023. In 2023, all of our incumbent directors attended at least 75% of the meetings of the Board of Directors and its committees during the time in which he or she served as a member of the Board or such committee. In addition, all of our directors are expected to attend our Annual Meetings of Stockholders, and all nine of our then serving directors attended the 2023 Annual Meeting of Stockholders.
Board and Committee Evaluations
In order to assess the functioning and effectiveness of the Board and its committees, the Corporate Governance Guidelines and the charters of each of the Board’s committees require the Board and each of its committees to conduct a formal performance evaluation on at least an annual basis, generally at the first regularly scheduled meetings of the Board or such committee in the fiscal year. This annual evaluation process is overseen by the Governance Committee in concert with the Lead Director and requires that the Board and its committees each review and evaluate their respective performances against the requirements of the Corporate Governance Guidelines and the appropriate committee charters, respectively.
To encourage directors to be candid in their evaluations with their feedback, evaluation results are aggregated and presented without attribution, covering the following topics among others:
•Board/committee responsibilities and accountability (including with respect to strategy, operating performance, corporate governance, risk management, succession planning, senior management development, corporate responsibility, and corporate culture);
•Board/committee composition and structure (including the mix of director experience, skills, qualifications, viewpoints, and backgrounds);
•Board/committee meeting mechanics and conduct;
•Board/committee meeting information, materials and use of technology;

22 Academy Sports and Outdoors, Inc.
•Board/committee member’s conduct and culture;
•Board/committee engagement, orientation, and continuing education;
•Board/committee interaction/communication with management; and
•Overall performance/effectiveness of the Board/committee and its members.
In addition to the written evaluation, our Lead Director also conducts one-on-one interviews with each of the directors, and the chair of each committee shares the evaluation report with committee members and solicits additional feedback. These interviews address similar topics, with the one-on-one setting permitting more detailed feedback on Board and/or committee operations and individual director performance/contributions, as well as providing opportunities for mentoring newer directors. The results of the evaluations and feedback from these interviews is typically discussed in executive session with the full Board and by each committee.
Outside of our formal annual performance evaluations, our directors share their perspectives, feedback and suggestions, year-round, both during and outside of Board and committee meetings.
Director Nomination Process
The Governance Committee is responsible for recommending director nominees to the Board for annual election by the stockholders. The Board seeks to promote refreshment of its directors, while also balancing the need for institutional knowledge and stability that comes from longer-term service on the Board. As part of the Board’s ongoing refreshment efforts, the Corporate Governance Guidelines prohibit a director from being nominated for re-election at any annual meeting following the earlier of their 75th birthday or after they achieve 15 years of service on the Board. As of the date of this Proxy Statement, the Board has not waived or made any exceptions to this prohibition. Current members of the Board whose class term is expiring are considered for nomination for reelection unless they have notified the Board that they do not wish to stand for re-election. Nevertheless, the Board believes that directors should not expect to be re-nominated at the end of their term. In determining whether to recommend a current director for re-election, the Governance Committee considers the director’s qualifications, other directorship commitments, participation in and contributions to the activities of the Board, the results of the annual Board evaluation, and past meeting attendance.
The Governance Committee may also consider director nominees identified by other sources, including current members of the Board, members of management, and stockholders. From time to time, the Governance Committee may retain a third-party search firm to assist in the identification of possible Board candidates. Services provided by the search firms include identifying and assessing potential director candidates meeting criteria established by the Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.
The Board will consider director candidates recommended by stockholders on a substantially similar basis as it considers other candidates. Any such recommendation should be submitted to the Corporate Secretary in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449. All recommendations for nomination received by our Corporate Secretary that satisfy our Bylaws’ requirements relating to director nominations will be presented to the Board for its consideration. Stockholders also must satisfy the notification, timeliness, consent, and information requirements set forth in our Bylaws. These requirements are also described in this Proxy Statement under “Stockholder Proposals for the 2025 Annual Meeting.”
Director Qualification Criteria
The Board is responsible for considering the long-term make-up of the Board and monitoring the mix of specific experience, skills, qualifications, and attributes of its directors so that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure. The Governance Committee is responsible for identifying director candidates, evaluating the qualifications of director candidates, and selecting and recommending director candidates to the full Board for initial appointment to the Board and/or nomination for annual election by our stockholders. When considering whether our current directors (including the director nominees) have the experience, skills, qualifications,

Academy Sports and Outdoors, Inc. 23
or attributes, needed by the Board, the Board and the Governance Committee focus on each person’s background, primarily as reflected in the information discussed in each director’s individual biography set forth above. The Board and the Governance Committee believe that our current directors (including the director nominees) provide an appropriate mix of experience, skills, qualifications and diverse attributes necessary for the Board, as a whole, to perform its oversight function in light of our business and structure.
The Governance Committee evaluates all candidates based on the same criteria, which is established by the Governance Committee and approved by the Board. The Governance Committee evaluates each director candidate on the basis of the length, breadth and quality of the candidate’s business experience, the applicability of the candidate’s skills and expertise to the Company’s business and strategic direction, the perspectives that the candidate will bring to the entire Board, and the personality or fit of the candidate with the existing members of the Board and management. As required by its charter and the Corporate Governance Guidelines, the Governance Committee seeks directors who are independent, have executive officer, consumer retail, and public board experience, and demonstrate strong character, mature judgment, an understanding of Academy’s business and industry, deep business acumen, independence of thought, and collegiality. In addition, the Governance Committee considers all other factors it considers appropriate, which may include the candidate’s personal familiarity with Academy, diversity of viewpoints, personal ethnic and national background, gender, race, geography and sexual orientation, age, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background, career experience, relevant technical skills, governmental acumen, financial sophistication, and executive compensation experience, as well as the size, composition, combined expertise, and needs of the Board. The Board assesses the criteria for director candidates and nominees in connection with its annual evaluation of the Board and its committees.
The Board recognizes the importance of selecting directors from various backgrounds and professions, as well as who are diverse as to age, gender, race, ethnicity, and sexual orientation. The Board believes that developing a diverse board is beneficial because it enhances the Board’s performance. Thus, the Board is considerate of diversity, including diversity of gender and race, when evaluating the Board’s composition needs, as set forth in the Corporate Governance Guidelines and Governance Committee’s charter. The Corporate Governance Guidelines provide that, as part of the search process for each new non-employee director, the Governance Committee should include women and minorities in each pool of candidates (and instruct any third-party search firm to do so), and interview at least one woman or one minority candidate. The Board assesses the effectiveness of these efforts in connection with its annual evaluation of the Board and its committees.
Director Orientation, Engagement, and Continuing Education
The Governance Committee oversees director orientation, ongoing director engagement, and our continuing education programs, which includes both internal activities and access to external programming. We have a structured director orientation program for new directors during their first year on the Board to accelerate their onboarding. This program includes information sessions with directors and senior management and visits to our stores and other facilities. Our director engagement and continuing education programs includes in-depth meetings with management and our outside advisors, covering topics such as the responsible sale and transfer of firearms, Board fiduciary responsibilities, artificial intelligence, macro economics, preview new or updated product lines, product sustainability, data privacy, and store visits and our distribution facilities to expand their insight into business operations and activities and observe our strategic initiatives in action. We provide all directors with membership in the National Association of Corporate Directors and relevant educational presentations and board-related periodicals.
Management Succession
The Board is responsible for the development and retention of senior leadership and ensuring that an appropriate succession plan is in place for our Chief Executive Officer and other executive officers. Both the Board and the Compensation Committee are regularly engaged in succession planning. The Compensation Committee primarily oversees the development and implementation of succession plans for senior leadership positions. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession, including both long-term succession plans and emergency succession plans. The Board also regularly reviews succession plans for senior management and the Chief Executive Officer. To assist the Board, our Chief Executive Officer annually provides his assessment of senior leaders and their potential to succeed at key senior management positions. The Board also meets potential leaders at many levels across the organization through formal presentations, informal events, one-on-one meetings, and store and other facility walks throughout the year.

24 Academy Sports and Outdoors, Inc.
Corporate Responsibility
In April 2023, the Company introduced its corporate responsibility purpose statement and pillars (see below), which provide a framework for the Company’s approach to corporate responsibility.
Purpose Statement: At Academy, responsible leadership and integrity are values that are fundamental to the way we conduct our business. We believe that practicing corporate responsibility strengthens the accountability and performance of the Board and executive management team, supports the long-term interests of our stockholders and other stakeholders (including our team members, our customers, and their communities), and furthers the achievement of Our Vision to be the best sports + outdoors retailer in the country. We engage in responsible leadership by relying on our Corporate Responsibility Pillars: Sustaining Our Planet, Empowering Our Communities, and Operating with Integrity. This approach guides our community relations efforts at all levels, including our strategies, investments, internal and external engagement, and reporting.
•Sustaining Our Planet: We’re committed to keeping the outdoors fun for generations to come. That’s why we’re taking a thoughtful approach to our environmental impact - so you can feel good about gearing up for the great outdoors. This includes:
◦Climate & Carbon Footprint
◦Sustainable Products & Packaging
◦Construction Efficiency, Recycling & Waste Management
•Empowering Our Communities: At Academy, it’s our Mission to provide fun for all. We embrace diversity, inclusion, and belonging throughout our organization, we invest in our Team Members, and we strive to create safer and stronger workplaces, shopping experiences, and communities. This includes:
◦Team Member Growth Opportunities
◦Diversity, Equity & Inclusion/Culture
◦Community & Workplace Safety & Preparedness
◦Product Safety & Responsibility
•Operating with Integrity: Responsible leadership and integrity are important values at Academy that guide the governance of our Company and instill trust among our customers, Team Members, communities, and other stakeholders. This includes:
◦Corporate Governance
◦Ethics & Compliance
◦Data Security & Privacy
◦Vendor Management
Corporate responsibility oversight is performed by the Board and its committees. The Governance Committee is primarily responsible for monitoring our corporate responsibility strategy and initiatives. This includes reviewing and reporting the Company's progress to the Board on a periodic basis and public reporting related to such initiatives and the potential long-and short-term impacts to the Company’s business on corporate responsibility issues and trends. Additionally, the Governance Committee shares the views of our stakeholders and makes recommendations to the Board, its other committees, and our executive leadership regarding our corporate responsibility strategy. The Governance Committee manages its oversight of our corporate responsibility strategy by having regular discussions with management and quarterly updates of our corporate responsibility initiatives and progress during committee meetings. The Governance Committee is also responsible for overseeing corporate responsibility matters related to governance, investor relations, and political contributions. The Compensation Committee oversees corporate responsibility matters related to our team members, including diversity, equity, inclusion, and belonging, compensation, benefits, and wellness, engagement and training/talent development, and succession planning. The Audit Committee oversees corporate responsibility matters related to compliance (including ethics, whistleblower hotline, and safety), cybersecurity, data privacy, and enterprise risk management. The Board oversees corporate responsibility as part of its oversight of our business and strategy. Each committee provides an update to the Board on matters discussed and actions taken or recommended in its meeting held, including with respect to corporate responsibility matters. Each year, the Board receives a report on our corporate responsibility initiatives and progress, including a discussion of our corporate responsibility reporting and communications.

Academy Sports and Outdoors, Inc. 25
At the management level, senior leaders comprise a cross-functional team that drives our corporate responsibility efforts. The corporate responsibility team focuses on identifying key corporate responsibility matters that are important to our business and stakeholders, developing initiatives that advance our corporate responsibility efforts, and reporting and communicating our corporate responsibility progress. The corporate responsibility team works with the major functions of the Company, including executive management, merchandising, global sourcing, supply and logistics, community relations, communications, human resources, legal and compliance, safety, information technology, store and distribution center operations, facilities management, and internal audit to align our efforts with corporate responsibility trends and the views of our stakeholders and report and communicate our progress on these efforts using the leading industry framework and standards.
Our corporate responsibility efforts primarily relate to keeping our customers active and connected with experiences, contributing to a diverse and inclusive society and workplace, investing in our team members, ensuring the quality and safety of our products, workplaces and retail experience, supporting and giving to our communities, enhancing our governance practices, strengthening our compliance programs, ensuring our cybersecurity, and minimizing our environmental impact. Going forward, we will continue to review and appropriately enhance the scope of our evolving corporate responsibility efforts.
On a periodic basis, we issue a report or update describing our corporate responsibility initiatives and progress. In May 2022, we issued a new ESG Report for 2021 (the “2021 ESG Report”). The 2021 ESG Report sought to provide transparent and quantitative disclosures, reporting informed by the Sustainability Accounting Standard Board (“SASB”) standard and in reference to the Global Reporting Initiative (“GRI”) standard, and tear sheets that contain disclosures of certain standard metrics to improve the convenience of reviewing our progress. Additionally, in December 2022, we issued a Greenhouse Gas (“GHG”) Emissions Supplement, which reported a baseline inventory of the Company’s Scope 1 and Scope 2 GHG emissions for calendar year 2021. The 2021 ESG Report, the GHG Emissions Supplement, and the ESG Purpose Statement and Pillars are available on the ESG page on our investor relations website. Later this spring, we expect to publish a new 2024 Corporate Responsibility Report that will include (in addition other updated information) the Company’s Scope 1 and Scope 2 GHG emissions for calendar year 2023, which will be available on our investors relations website. The inclusion of information in our 2021 ESG Report, GHG Emissions Supplement, or 2024 Corporate Responsibility Report should not be construed as a characterization of the materiality or financial impact of the information with respect to us or for purposes of any of our SEC filings.
Board Oversight of Risk Management
Management is responsible for the day-to-day management of risk, while the Board is primarily responsible for risk management oversight and delegates oversight of certain risk management to its committees. The Board oversees our long-range strategic and financial planning, annual budget and capital plans, stockholder return principles, and financing risks. The Audit Committee oversees the administration of our enterprise risk management (“ERM”) program and risk management of financial exposures, statements, controls, systems and reporting; regulatory and compliance, including ethics, anti-corruption, safety, and whistleblower programs; cybersecurity and data privacy; internal audit and related matters; shrink; and related party transactions. The Compensation Committee oversees risk management of our compensation policies and practices; talent recruitment, management, and retention; succession planning; and non-employee director compensation. The Governance Committee oversees risk management of our corporate governance; Board composition; director succession planning; corporate responsibility strategy; and political contributions. Each committee submits reports and recommendations to the Board regarding risk-related matters.
The Board and its committees receive regular reports from management and/or other third-party advisors regarding specific risks and trends to help ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Board and its committees discuss selected risks in greater detail throughout the year with management and in executive sessions of the Board and/or the independent directors.
Risks facing the Company include macroeconomic, supply chain, legal, regulatory and compliance, operational, information technology, cybersecurity, data privacy, climate, labor, business continuity, competitive, financial, safety, reputational, and other business risk exposures. For more information on the risks that affect our business, please see the Annual Report.
Leaders from our Risk Management and Internal Audit functions (the “ERM Team”) administer our ERM program, which is designed to identify, assess and manage our top enterprise risks. Responsibility for managing each of top exposures driving our enterprise risks is assigned to one or more members of management, who we refer to as “risk owners.” The ERM Team’s

26 Academy Sports and Outdoors, Inc.
responsibility is to regularly identify our top enterprise risks (including emerging risks); assess the likelihood of their occurrence, the significance of their potential impact, and the effectiveness of our existing strategies to mitigate their risk; and develop plans with risk owners to monitor, manage and mitigate these risks. The ERM Team holds regular risk discussions with enterprise risk owners and senior management, which inform the development, updating, and mitigation of the top enterprise risks. In addition, the ERM Team holds regular meetings to discuss key risks and their mitigation.
The Company also maintains an Enterprise Risk Management Committee (or “ERM Committee”), composed of senior leaders from certain principal functional areas of the Company and charged with adequately identifying short-term (within twelve months) and long-term key risks the Company faces in a timely manner. The ERM Committee meets monthly to discuss and address the Company’s enterprise risk profile and any new or emerging risks with our ERM Team and risk owners. The Company’s enterprise risks are assessed and ranked annually by the ERM Committee through leadership interviews, surveys, and calibrations based on risk management reviews conducted by the ERM Team.
In its oversight of our ERM program, the Audit Committee reviews the Company’s processes governing management’s assessment and management of the Company’s exposure to risk, including the implementation of strategies management takes to monitor and control such exposures. The Audit Committee stays apprised of significant actual and potential risks in part through their review of quarterly reports of the Company’s top enterprise risks prepared and presented by management, including the General Counsel and the heads of Risk Management and/or Internal Audit.
The Audit Committee has primary responsibility for overseeing risks related to cybersecurity, although the full Board retains ultimate oversight over these risks. Cybersecurity is a standing agenda item of the Audit Committee’s regular quarterly meetings, where the Audit Committee reviews and discusses cybersecurity risks along with the Company’s cybersecurity programs and strategy with management. The Audit Committee receives reports and presentations from our Chief Information Officer (“CIO”) and our General Counsel at its quarterly meetings on a range of topics, including our cybersecurity program and processes, our information systems, risk identification and mitigation strategies, the evolving cybersecurity threat landscape, regulatory developments, board education, and notable incidents or threats affecting the Company. From time to time between quarterly meetings, our CIO and General Counsel or other members of management may hold additional cybersecurity-related discussions with the Audit Committee. The Audit Committee regularly reports on its cybersecurity program oversight to the Board. In addition, our Internal Audit team performs audits on various aspects of cybersecurity and reports the results of these audits in its quarterly reports to the Audit Committee. For more information on our cybersecurity risk management, strategy and governance, see “Item 1C. Cybersecurity” of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024.
The Audit Committee also has primary responsibility for overseeing risks related to compliance with regulations, policies, and our Ethics and Code of Conduct Policy, including risks and concerns relating to ethics, gifts & entertainment, conflicts of interest, fraud, corruption, violations, theft, misuse of assets, discrimination, harassment, retaliation, and safety, although the full Board also exercises oversight over these risks. On a quarterly basis or more frequently as needed, the Audit Committee and/or full Board receive detailed reports on these risks and on concerns reported through the Company’s whistleblower hotline from our General Counsel (who is our chief compliance officer).
We believe that the leadership structure of the Board, along with the allocation of risk management responsibilities described above, provides appropriate risk oversight of our activities.
Code of Ethics
We maintain a written code of ethics (our “Ethics and Code of Conduct Policy”) that applies to our directors, officers and team members, including our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Ethics and Code of Conduct Policy covers the following topics, among others: respectful work & shopping environments, diversity and inclusion, safety and health, discrimination and harassment, vendor expectations, bribes and improper payments, conflicts of interest, insider trading, antitrust and competition, political activity and contributions, and reporting ethical concerns.
Our Ethics and Code of Conduct Policy is a “code of ethics,” as defined in item 406(b) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and can be viewed on our investor relations website at investors.academy.com. We intend to make any legally required disclosure regarding amendments to, or waivers of, provisions of our Ethics and Code of Conduct Policy on our website.

Academy Sports and Outdoors, Inc. 27
Prohibition on Hedging and Pledging of Company Stock
Our Insider Trading Policy requires executive officers and directors to consult, and receive pre-clearance from, our General Counsel prior to engaging in transactions involving the Company’s securities. Directors and executive officers are prohibited from hedging or monetization transactions including, but not limited to, variable forward contracts, equity swaps, collars and exchange funds, or from trading in options, warrants, puts and calls or similar instruments on the Company’s securities or establishing a short position in the Company’s securities. Our Insider Trading Policy also prohibits our directors, officers and team members from purchasing the Company’s securities on margin, or borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan.
Communications with the Board
As described in the Corporate Governance Guidelines, anyone, including stockholders and any other interested parties, who would like to communicate with, or otherwise make his or her concerns known directly to the Chairman of the Board or the chairperson of the Audit, Governance, and/or Compensation Committees, any then-serving Lead Director or, if there is no Lead Director, the director designated by the non-management or independent directors as the presiding director, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the attention of our Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449, who will forward such communications to the appropriate party, except that the Corporate Secretary reserves the right not to forward advertisements or solicitations, obscene or offensive items, communications unrelated to the Company’s affairs, business or governance, or otherwise inappropriate materials.
Compensation of Directors
Under the director compensation program non-employee directors receive the following compensation (references to non-employee directors exclude directors employed by the Company):
•an annual cash retainer of $100,000, which is payable each fiscal quarter in arrears in installments of $25,000. In addition, each non-employee director serving in the following positions on the Board will receive the following additional annual cash retainers, each of which is also payable each fiscal quarter in arrears in installments:
◦Chairman of the Board: $75,000;
◦Lead Director: $40,000;
◦Audit Committee Chair: $30,000;
◦Compensation Committee Chair: $25,000; and
◦Nominating and Governance Committee Chair: $20,000.
A non-employee director who commences, or terminates, service during a fiscal quarter will receive a pro-rated retainer based on the number of calendar days of service provided in the fiscal quarter.
•an annual grant of Restricted Stock Units, or “RSUs,” valued at $160,000 (or, commencing in 2024, an annualized grant value totaling $285,000 for the Chairman of the Board) to be granted on the first business day of the Company’s open trading window following our annual meeting of stockholders and which is converted into the number of RSUs to be granted based on the prior 30 calendar day average closing price of our common stock as of the grant date. These RSUs vest 100% on the earliest of (i) the first anniversary of the date of grant, or, the date which is the business day immediately preceding the date of the next annual meeting of stockholders, (ii) the director’s termination due to death or Disability (as defined in the Company’s 2020 Omnibus Incentive Plan) or (iii) a Change of Control (as defined in the Company’s 2020 Omnibus Incentive Plan).
If a non-employee director is appointed to the Board after the first business day following an annual meeting of stockholders but more than 60 days prior to the next annual meeting of stockholders, such non-employee director will be granted a pro-rated portion of the above-described annual RSU grant. Such grant value will be determined based on the number of calendar days remaining before (a) the next annual meeting of stockholders, if scheduled, or (b) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting of stockholders is not scheduled, divided by (x) the number of calendar days between the last and next scheduled annual meeting of stockholders, or (y) 365, if either the last or the next annual meeting of stockholders date does not exist and ending on the vesting date for such prorated grant (which vesting date will be the same vesting date on which the corresponding annual grant that was made to the other non-employee directors will vest). A non-employee director appointed within 60 days of the next annual meeting of stockholders will not receive any such pro-rated equity grant.

28 Academy Sports and Outdoors, Inc.
Our directors will also be reimbursed for reasonable travel and lodging expenses associated with attendance at Board or committee meetings. Additionally, all directors are eligible to receive a discount of 20% on most of our merchandise, which is the same discount we offer to all our team members.
The following table contains information concerning the compensation of our non-employee directors in 2023, specifically, Mses. Beck, Palermo, Raff and Turney, and Messrs. Nealon, Marley, Turner and Tweedy. Mr. Hicks did not receive any additional compensation for his service as a director in 2023 (and his compensation for services as our Executive Chairman and Chief Executive Officer is disclosed in the Summary Compensation Table in this Proxy Statement). Effective June 1, 2024, Mr. Hicks will transition to a non-employee Chairman role and will be eligible for non-employee Chairman compensation in such capacity, as described above.
Director Compensation Table for 2023

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Tom Nealon	140,000	146,970	286,970
Wendy Beck	120,000	146,970	266,970
Brian Marley	130,000	146,970	276,970
Theresa Palermo	100,000	146,970	246,970
Beryl Raff	125,000	146,970	271,970
Chris Turner	100,000	146,970	246,970
Sharen Turney(4)	100,000	146,970	246,970
Jeff Tweedy	100,000	146,970	246,970
1.Amounts reflect the aggregate amount of cash retainers earned during 2023.
2.Amounts reflect the full grant-date fair value of RSUs granted during 2023 computed in accordance with ASC Topic 718. See Note 9, Share-Based Compensation to our consolidated financial statements included in the Annual Report for the assumptions used in calculating these values.
3.Amounts reflect RSUs granted in 2023 under the Company’s 2020 Omnibus Incentive Plan. Grants under the Company’s 2020 Omnibus Incentive Plan contain the vesting terms described above under the Board compensation program.
4.Ms. Turney resigned from the Board, effective February 26, 2024. As a result of Ms. Turney’s resignation, her 2023 RSU grant was forfeited.
As of February 3, 2024, the following non-employee directors held the following number of RSUs:

Name	Number of RSUs Outstanding
Tom Nealon	2,861
Wendy Beck	2,861
Brian Marley	2,861
Theresa Palermo	2,861
Beryl Raff	2,861
Chris Turner	2,861
Sharen Turney(1)	0
Jeff Tweedy	2,861
1.Ms. Turney resigned as a member of the Board effective February 26, 2024, and forfeited her unvested RSUs at such date.

Academy Sports and Outdoors, Inc. 29
The Compensation Committee reviews and assesses non-employee director pay levels every year. This process involves a review of competitive market data, including an assessment of our director compensation policy against the director compensation programs of companies in our executive compensation peer group and updates on recent trends in director compensation. In June 2023, the Compensation Committee and its compensation consultant, Frederic W. Cook & Co, Inc. (“FW Cook”), conducted a thorough analysis of the board of directors' compensation, and following this review the Compensation Committee recommended and the Board approved an increase in the annual equity award fair market value from $150,000 to $160,000, effective in 2023. The remainder of the director compensation program remained unchanged for 2023.
The Board has adopted Stock Ownership Guidelines applicable to the non-employee directors, the Chief Executive Officer, and the other covered executives (see “Stock Ownership Guidelines” for more information). For non-employee directors the requirement is to hold 3.0x the annual cash retainer, not inclusive of any additional fees. The guidelines allow covered directors and executives up to five years from the date each first becomes subject to comply with the guidelines. The following holdings are counted as eligible securities:
•shares of common stock owned outright by the individual, or jointly with or separately by the individual’s spouse;
•shares of common stock held in trust for the benefit of the individual;
•shares of common stock held in the Company’s 401(k) Plan;
•performance-based restricted stock and restricted stock units that have met the performance criteria but have not yet vested and/or settled; and
•time-based restricted stock and restricted stock units.
Covered directors who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 100% of any Company equity acquired (net of taxes) until the next compliance date on which their ownership of eligible securities meets applicable required guidelines. The non-employee directors are either in compliance with the Stock Ownership Guidelines or within the prescribed time period for complying with such guidelines.

30 Academy Sports and Outdoors, Inc.
Proposal Two
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2024.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Further, if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.
The shares represented by your proxy will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless you specify otherwise.

BOARD RECOMMENDATION The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024.

Academy Sports and Outdoors, Inc. 31
Audit and Non-Audit Fees
The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP for the audit of our financial statements for 2023 and 2022 and for fees billed for other services rendered by affiliates of Deloitte & Touche LLP during those periods.

	2023	2022
Audit fees(1)	$2,136,875	$1,799,849
Audit-related fees(2)	$188,210	$30,000
Tax fees(3)	$416,437	$278,505
All other fees(4)	$4,000	$4,000
Total	$2,745,522	$2,112,354
1.Audit fees consist of fees for the annual audit of the Company’s annual consolidated financial statements, interim reviews of the quarterly consolidated financial statements, and auditing the Company’s internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
2.Audit-related fees consist principally of services performed in connection with registration statements filed with the SEC, statutory audits, and assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.
3.Includes the aggregate fees for professional services rendered for tax compliance, and tax consultation and planning.
4.All other fees relate to accounting research tool fees and permitted services other than those that meet the criteria above, which are primarily related to consulting and advisory services.

Audit Committee Pre-Approval Policy
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for, and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. The Audit Committee, prior to such engagement, pre-approves independent public accounting firm services within each category and the fees of each category are budgeted. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval or for services in excess of the originally pre-approved amount. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. If pre-approval is required between Audit Committee meetings, the Chair of the Audit Committee may pre-approve the services, provided that notice of such pre-approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next regularly scheduled meeting.

32 Academy Sports and Outdoors, Inc.
Report of the Audit Committee
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “Board Governance - Board Committees - Audit Committee.” Under the Audit Committee’s charter, management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles, and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report.
Submitted by the Audit Committee of the Company’s Board of Directors:
Audit Committee
•Brian Marley, Chair
•Wendy Beck
•Tom Nealon
•Chris Turner

Academy Sports and Outdoors, Inc. 33
Proposal Three
Non-Binding Vote to Approve Executive Compensation
Pursuant to Section 14A of the Exchange Act, our stockholders are being asked to approve, by a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and related compensation tables and narrative discussion included in this Proxy Statement. While the results of this “say-on-pay” vote are non-binding and advisory in nature, the Compensation Committee intends to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 3 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers in fiscal 2023, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”
In considering their vote, stockholders should review the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis and related compensation tables and narrative discussion on pages 34 to 64, as well as the discussion regarding the Compensation Committee on page 19.
In accordance with our policy of holding annual “say-on-pay” advisory votes, the next “say-on-pay” advisory vote is expected to occur at our 2025 Annual Meeting of Stockholders.

BOARD RECOMMENDATION The Board recommends that you vote “FOR” the approval of the fiscal 2023 compensation paid to our named executive officers.

34 Academy Sports and Outdoors, Inc.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program, including how the Compensation Committee (referred to as the Committee in this section) assessed performance and made compensation decisions for the fiscal year ended February 3, 2024 (also referred to as 2023).
Named Executive Officers
Our Named Executive Officers (or NEOs) for 2023 are:

Name	Title
Steve Lawrence	Chief Executive Officer (“CEO”)
Ken Hicks	Executive Chairman and former CEO
Sam Johnson	President
Carl Ford	Executive Vice President (“EVP”), Chief Financial Officer (“CFO”)
Matt McCabe	EVP, Chief Merchandising Officer (“CMO”)
Bill Ennis	EVP, Chief Administrative Officer (“CAO”)
Michael Mullican	Former CFO and President
Leadership Transitions
Fiscal 2023
As a result of a planned succession process, on June 1, 2023, Mr. Hicks transitioned from Chairman, President and CEO to the new Executive Chairman position, Mr. Lawrence was promoted from EVP, CMO to succeed Mr. Hicks as CEO of the Company, Mr. Mullican was promoted from EVP, CFO to succeed Mr. Hicks as President, and Mr. Johnson assumed additional responsibilities in his role of EVP, Retail Operations for the real estate, construction, and store design functions. In continuation of this planned succession process, Messrs. McCabe and Ford were promoted to executive officer positions, with Mr. McCabe being promoted to EVP, CMO from Senior Vice President (“SVP”), General Merchandise Manager Footwear on June 25, 2023 and Mr. Ford being promoted to EVP, CFO from SVP, Finance on July 12, 2023. On October 23, 2023, Mr. Mullican stepped down from the role of President to pursue other opportunities outside of Academy and Mr. Johnson succeeded Mr. Mullican as President. Mr. Ennis served as SVP, Chief Human Resources Officer (“CHRO”) through December 2023 and was promoted on January 1, 2024 to EVP, CAO.
Fiscal 2024
In the continuation of the planned transition process described above, on March 19, 2024, Mr. Hicks and the Company mutually agreed that Mr. Hicks’s Amended and Restated Employment Agreement, dated April 26, 2023, would not be extended beyond its initial one-year term and that Mr. Hicks will transition from Executive Chairman of the Board to non-employee Chairman of the Board, effective on June 1, 2024.

Academy Sports and Outdoors, Inc. 35
2023 Business Highlights*

Net Sales $6.16 Billion -3.7% vs. 2022	Gross Margin % 34.3% 34.6% in 2022	Net Income % 8.4% 9.8% in 2022

Adjusted (“Adj.”) EBIT** $735.1 Million -17.2% vs. 2022	Diluted EPS $6.70 $7.49 in 2022	Return On Invested Capital** 28% 34% in 2022

Delivered industry leading store sales and profitability of $313 average net sales per square foot and an average of $2.4 million of operating income per store	eCommerce penetration was 10.7% of sales	Returned $334 million to stakeholders, which consisted of shares repurchases totaling $204 million, $27 million in dividend payments, and $103 million in debt reduction
* Note: 2023 included 53 weeks, compared to 52 weeks in 2022.
** Adj. EBIT and Return On Invested Capital are non-GAAP financial measures. See “Reconciliations of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this Proxy Statement, including this Compensation Discussion & Analysis, to their most directly comparable GAAP financial measures.

2023 Compensation Highlights
Base Salary
•In March 2023, in consultation with FW Cook, the Committee undertook a review of the total annual compensation opportunities for our NEOs. As a result of the review, the Committee approved increases of approximately 3.5% to the base salaries of each of Messrs. Lawrence, Mullican, Johnson, and Ennis to provide each NEO with a market-competitive package designed to reward strong performance and retain their services for the Company’s long-term growth. Mr. Hicks declined a base salary increase for 2023 for the sixth year in a row.
•In connection with the leadership transitions discussed above, the Committee approved further base salary adjustments for each of the NEOs. The Committee adjusted the base salaries of Messrs. Lawrence, Hicks, Johnson, Ford, McCabe, Ennis, and Mullican by +24.7%, -36.4%, +33.9%, +37.2%, +53.9%, +15.8%, and +14.7%, respectively, to provide each NEO a market-competitive base salary and position them appropriately relative to internal and external benchmarks given their new roles and responsibilities.

Annual Cash Incentives
•In March 2023, when establishing the 2023 Executive Team Bonus Plan (“Executive Bonus Plan”, as described below under “2023 Executive Team Bonus Plan — Bonus Plan Design”), the Committee approved the following changes to better align with our 2023 financial goals: the Committee reduced the metric weight for Company Adjusted EBIT (“Adj. EBIT”) from 50% to 45% of total target bonus opportunity and increased the Company Total Net Sales (“Net Sales”) weight from 40% to 45% of total target bonus opportunity (with individual performance remaining at 10% of total target bonus opportunity).

36 Academy Sports and Outdoors, Inc.
•While the Company performed well in light of market headwinds and shareholder return increased over 16% year over year, we failed to achieve the minimum performance requirements for Adj. EBIT and Net Sales under the Executive Bonus Plan, which resulted in each of the NEOs forfeiting 90% of their target annual cash incentive bonus.
•Messrs. Lawrence, Hicks, Johnson, and Ennis earned 10% of their total annual target bonus opportunity under the Executive Bonus Plan in light of their achievement of individual performance strategic initiative goals, as described further under “2023 Executive Team Bonus Plan — Achievement of Performance Goals” below.
•The total 2023 bonuses earned and paid to Messrs. Ford and McCabe were prorated for their period of service prior to their respective promotions based on the terms of their employment agreements and the Executive Bonus Plan and the 2023 Non-Executive Team Bonus Plan (“Non-Executive Bonus Plan”), under which Mr. McCabe earned 8% and Mr. Ford earned 10% of total annual target bonus opportunity.

Long-Term Equity Incentives
•The Committee approved annual long-term equity incentive awards in March 2023 with the total target grant value allocated across a mix of 50% performance-based RSUs, 25% time-based RSUs, and 25% time-based stock options (“Options”). The performance-based RSUs vest based on achievement of three (3) year cumulative Adjusted Pre-Tax Income (weighted 75%) and Return On Investment Capital (“ROIC”) (weighted 25%) performance goals.
•In connection with the leadership transitions discussed above, the Committee approved additional equity incentive awards for Messrs. Lawrence, Johnson, Ford, McCabe, Ennis, and Mullican. These additional grants for Messrs. Lawrence, Johnson, Ford, McCabe, and Mullican were allocated across a mix of 50% performance-based RSUs which vest as described above, and 25% time-based RSUs and 25% time-based Options which both vest over three years ratably on each of the anniversaries of the grant date. Mr. Ennis’s awards were granted entirely in time-based RSUs which vest over three years ratably on each of the anniversaries of the grant date. Vesting of all equity incentive awards is subject to continued service to the Company. These additional equity incentive awards were designed to provide market competitive total compensation given their new roles and responsibilities and retain and motivate the recipients while aligning their long-term compensation to stockholder interests.

Say on Pay (“SOP”) Vote Result
•At our 2023 Annual Meeting of Stockholders, 96.3% of votes cast were in support of the SOP proposal related to our executive compensation program for 2022. The Committee values stockholder input and considered the results of this vote. Given the strong level of support, the Committee did not make any changes to the compensation program as a result of this vote.

Academy Sports and Outdoors, Inc. 37
What We Do/What We Don’t Do
We have implemented a number of compensation best practices in our program design.

What We Do		What We Don’t Do
✓	Committee comprised solely of independent non-employee directors.	x	We do not offer defined benefit pension arrangements or non-qualified deferred compensation plans or arrangements to our executive officers.
✓	Committee conducts annual review and approval of our compensation strategy and performs an annual compensation risk assessment.	x	We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments.
✓
Majority of compensation for our executive officers is “at risk” based on the Company’s performance, in the form of both short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
		x	We do not grant Options with exercise prices below fair market value and we will not reprice Options without stockholder approval.
✓	Executive officers generally participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried team members.	x	Our executive officers are prohibited from hedging our securities, pledging our securities as collateral for loans, or holding our securities in margins accounts.
✓	Options and RSUs granted to executive officers vest over multi-year periods. In addition, certain RSUs granted to our executive officers are subject to performance-based vesting requirements.	x	We do not apply single-trigger vesting to equity awards upon a change of control.
✓	Maintain a clawback policy covering our key compensation programs.	x	We do not pay dividends or dividend equivalents on any equity awards.
✓	Maintain stock ownership requirements for our NEOs.
✓	Apply a Company financial performance threshold gate for annual bonus payouts – the Company must achieve 80% of the Adj. EBIT target for participants to receive any annual bonus payout.

38 Academy Sports and Outdoors, Inc.
2023 Executive Compensation Program Details
Executive Compensation Objectives and Philosophy
The goal of our executive officer compensation program is to create long-term value for our stockholders, reward our executive officers for superior financial and operating performance, and support retention in a competitive market environment. We believe the most effective way to achieve these objectives is to design an executive officer compensation program that drives the achievement of annual, long-term and strategic goals and that aligns executive officers’ interests with those of our stockholders. The following are the core elements of our executive officer compensation philosophy:

Market Competitive
• Attract & Retain High Caliber Talent
Performance-Based
• Pay for Performance Culture
• At-Risk: Short- & Long-Term Goals
Core Elements of Our Executive Officer Compensation Philosophy
Stockholder Aligned
• In the Short-Term & Over the Long-Term
• Drive Significant Growth
• Long-Term Value Creation

Academy Sports and Outdoors, Inc. 39
Elements of 2023 NEO Compensation Program
There are three key elements of our executive officer compensation program:

Component	Purpose	Overview
Base salary	Compensate for services rendered each year	Based on position, experience, job responsibilities, market, internal pay equity, and individual performance
Annual cash incentive bonus	Encourage achievement of our corporate annual performance objectives Reward those individuals who significantly impact our corporate results	Company performance (weighted 90%) -Adj. EBIT (weighted 45%) -Net Sales (weighted 45%) Individual performance (weighted 10%)
Long-term equity incentives	Align executive officer and stockholder interests by creating a link between executive compensation and our long-term performance
Performance-based RSUs (approximately 50% of the target annual equity incentive award) with a three (3) year cliff vesting schedule
 - 75% earned-based on achievement of three (3) year cumulative Adjusted Pre-Tax Income
 - 25% earned-based on achievement of three (3) year cumulative ROIC
Options (approximately 25% of the annual equity incentive award)
Time-based RSUs (approximately 25% of the annual equity incentive award)

The charts below illustrate that the majority of each NEOs annual total target compensation(1) for 2023 was performance-based and at-risk based on the Company’s performance:
CEO Pay Mix
Executive Chairman Pay Mix
NEO Pay Mix

■ Base Salary	■ Annual Incentives	■ Stock Options	■ Performance RSUs	■ Time RSUs

■ Short-Term Compensation	■ Long-Term Compensation

1.	Reflects fiscal year end base salary, year end annual target bonus, and all equity granted in the year (assuming target performance for performance-based RSUs).

40 Academy Sports and Outdoors, Inc.
Base Salary
The base salaries of our NEOs are set based on position, experience, market, job responsibilities, individual performance, and internal pay equity. Adjustments to salary levels are typically considered annually as part of our performance review process, typically in the first quarter, but can also be made throughout the year, including in connection with a promotion or other change in job responsibilities.
The following table summarizes the base salaries of the NEOs. For Messrs. Lawrence, Hicks, Johnson, and Ennis, the timeframe shown is for 2022 and 2023, in each case at the salaries in effect on the last day of such fiscal year. For Messrs. McCabe and Ford, the salaries shown under the “Year End 2022 Base Salary” column are their respective salaries preceding their promotions in 2023 (for Mr. McCabe it was his salary as of June 24, 2023 and for Mr. Ford it was as of July 11, 2023) as opposed to the last day of fiscal 2022. For Mr. Mullican, the salary shown under the “Year End 2023 Base Salary” column is his salary as of November 18, 2023, the last day of his employment with the Company. The actual salary amounts earned by the NEOs for 2023 are reported in the Summary Compensation Table.

Name	Year End 2022 Base Salary ($)	Year End 2023 Base Salary ($)	Percentage Change (%)	Rationale

Steve Lawrence	775,000	1,000,000	29.0
Salary was increased approximately 3.5% as part of the performance review in March 2023 to improve market competitiveness and after considering individual performance. Mr. Lawrence then received an increase of approximately 24.7% in connection with his promotion to CEO in June 2023 to provide a market-competitive base salary and position him appropriately relative to internal and external benchmarks given his new role and responsibilities.

Ken Hicks	1,100,000	700,000	-36.4	As part of his transition from Chairman, President and CEO to Executive Chairman, Mr. Hicks’s salary was reduced 36.4% in June 2023.
Sam Johnson	595,000	825,000	38.7
Salary was increased approximately 3.5% as part of the performance review in March 2023 to improve market competitiveness after considering individual performance. Mr. Johnson then received a base salary increase of approximately 17.7% in light of the assignment of additional responsibilities to him in June 2023 and then another increase of approximately 13.8% in connection with his promotion to President in October 2023 to provide a market-competitive base salary and position him appropriately relative to internal and external benchmarks given his new role and responsibilities.

Carl Ford	364,500	500,000	37.2
Mr. Ford received an increase of approximately 37.2% in connection with his promotion to EVP, CFO in July 2023 to provide a market-competitive base salary and position him appropriately relative to internal and external benchmarks given his new role and responsibilities.

Matt McCabe	325,000	500,000	53.9
Mr. McCabe received an increase of approximately 53.9% in connection with his promotion to EVP, CMO in June 2023 to provide a market-competitive base salary and position him appropriately relative to internal and external benchmarks given his new role and responsibilities.

Academy Sports and Outdoors, Inc. 41

Name	Year End 2022 Base Salary ($)	Year End 2023 Base Salary ($)	Percentage Change (%)	Rationale

Bill Ennis	458,500	550,000	20.0
Salary was increased approximately 3.6% as part of the performance review in March 2023 to improve market competitiveness and after considering individual performance. Mr. Ennis then received an increase of approximately 15.8% in connection with his promotion to EVP, CAO in January 2024 to provide a market-competitive base salary and position him appropriately relative to internal and external benchmarks given his new role and responsibilities.

Michael Mullican	695,000	825,000	18.7
Salary was increased approximately 3.5% as part of the performance review in March 2023 to improve market competitiveness after considering individual performance. Mr. Mullican then received an increase of approximately 14.7% in connection with his promotion to President in June 2023 to provide a market-competitive base salary and position him appropriately relative to internal and external benchmarks given his new role and responsibilities. Mr. Mullican resigned in November 2023.

2023 Executive Team Bonus Plan
Bonus Plan Design
We seek to tie a significant portion of NEO compensation to performance. To accomplish this objective, we provide our NEOs the opportunity to earn annual cash bonuses tied to the achievement of both Company (weighted 90%) and individual (weighted 10%) performance metrics. Each NEO may earn from 0% to 200% of their target bonus opportunity. Any earned bonus payments are generally subject to the NEO’s continued employment through the payment date, which typically occurs in April following the end of the applicable fiscal year.
During first quarter 2023, the Committee finalized and approved the performance metrics for the Executive Bonus Plan. In setting the goals described below, the Committee established what it believed were stretch goals that would incentivize and reward exceptional employee performance without any guarantee that we would meet or exceed any such metrics in the prevailing business environment.
For NEOs to be eligible to receive any payout under the Executive Bonus Plan, the Company must achieve a minimum Adj. EBIT result of at least 80% of the Adj. EBIT target set and approved by the Committee. If this threshold is not met, no bonuses will be paid under the Executive Bonus Plan.
Under the Executive Bonus Plan, the Company performance metrics represent 90% of each NEO’s annual bonus opportunity. For 2023, the Committee approved Adj. EBIT (with a reduced weighting of 45% from 50% the prior year) and Net Sales (with an increased weighting of 45% from 40% the prior year) as the two Company performance metrics under the Executive Bonus Plan. Adj. EBIT reflects the profitability of the Company inclusive of depreciation and amortization impacts. Net Sales reflect the primary means of growth for the Company. For the 2023 plan, the Committee, in consultation with FW Cook, and after a review of current market practices, changed the Executive Bonus Plan Company weightings to better align with our long-range financial growth strategy.
For the Company performance metrics, we use linear interpolation to determine the payout percentage where the level of achievement falls between minimum and target or target and maximum levels of achievement.
Under the Executive Bonus Plan, the individual performance metric represents 10% of each NEO’s annual bonus opportunity. The individual performance metric goals consisted of key merchandising, marketing, leadership, financial, and operational objectives which support our Company’s long-range strategies to achieve our vision to be the best sports and outdoors retailer in the country with a focus on both the results and the NEO’s demonstration of our values – Customer focus and service, Excellence in all we do, Responsible leadership, Students of the business, Integrity always, and Positive impact on

42 Academy Sports and Outdoors, Inc.
our communities. In March 2023, Mr. Hicks, in his role as CEO, recommended individual performance goals for the NEOs other than himself to the Committee for its approval. The Committee set Mr. Hicks’s individual performance goals. With the leadership transitions and promotions of the NEOs, Mr. Lawrence, in his role as CEO, recommended amended individual performance goals for the NEO’s, other than Mr. Hicks (whose goals did not change) and himself, to the Committee for its approval. The Committee set Mr. Lawrence’s amended individual performance goals.
2023 Non-Executive Team Bonus Plan
Prior to becoming participants in the Executive Bonus Plan upon their respective promotions in June and July 2023, Messrs. McCabe and Ford were participants in the 2023 Non-Executive Bonus Plan. Much like the Executive Bonus Plan, we seek to tie a portion of our non-executive team member’s compensation to performance. To accomplish this objective, we provide participants in the Non-Executive Bonus Plan the opportunity to earn annual cash bonuses based on the achievement of specific metrics which are aligned with their positions.
The Non-Executive Bonus Plan is similar to the Executive Bonus Plan in that each participant may earn a percentage of their annual target bonus opportunity; for Mr. Ford it was 0% at a minimum up to a maximum of 200% and for Mr. McCabe it was 0% at a minimum and a maximum of 215%. Any earned bonus payments are generally subject to the participant’s continued employment through the payment date, which typically occurs in April following the end of the applicable fiscal year.
During first quarter 2023, Mr. Hicks, in his role as CEO, finalized and approved the performance metrics for the Non-Executive Bonus Plan. In setting the goals described below, Mr. Hicks established what he believed were stretch goals that would incentivize and reward exceptional employee performance without any guarantee that we would meet or exceed any such metrics in the prevailing business environment and would support the Executive Bonus Plan goals.
Similar to the Executive Bonus Plan, under the Non-Executive Bonus Plan, the Company must achieve 80% of the Adj. EBIT target set and approved by the Committee. If this threshold is not met, no bonuses will be paid.
Under the Non-Executive Bonus Plan, the Company performance metrics for Mr. Ford represented 90% of the annual bonus opportunity, weighted 45% on Adj. EBIT and 45% on Net Sales, while individual performance goals represented the remaining 10%. Similar to the Executive Bonus Plan, when Mr. Mullican set the individual performance goals for Mr. Ford under this plan the individual performance metric goals consisted of key leadership, financial, and operational objectives which support our Company’s long-range strategies to achieve our vision to be the best sports and outdoors retailer in the country with a focus on both the results and the NEO’s demonstration of our values. With Mr. Ford’s promotion to EVP, CFO, Mr. Lawrence, in his role as CEO, recommended to the Committee the amended individual performance goals for Mr. Ford to align both annual cash bonus plans individual metric goals for its approval. Mr. Ford’s achieved individual performance level was assessed holistically by Mr. Lawrence based on his evaluation of Mr. Ford’s level of achievement of the applicable quantifiable and qualitative measures for Mr. Ford’s individual performance metrics. Mr. Lawrence then recommended the performance level to the Committee for final approval. For Mr. McCabe, 100% of his annual bonus opportunity under the Non-Executive Bonus Plan was determined based on Company performance metrics with Adj. EBIT representing 20%, Total Company Merchant Net Sales at 50%, and Total Company Merchant Gross Margin dollars representing 30%.
For quantitative performance metrics, we use linear interpolation to determine the payout percentage where the level of achievement falls between minimum and target or target and maximum levels of achievement.

Academy Sports and Outdoors, Inc. 43
Achievement of Performance Goals
2023 Executive Bonus Plan Company Performance Results
The following table summarizes the 2023 Executive Bonus Plan Company performance results:

Company Performance (weighted 90%)			Level of Achievement
	Metrics		Threshold	Target	Maximum	Achievement

	Adj. EBIT*	Goal (in millions)	$748.0	$880.0	$1,012.0	$735.1
		Goal as % of Target (%)	85.0	100.0	115.0	83.5
		Payout as % of Target (%)	50.0	100.0	200.0	0.0
	Net Sales	Goal (in billions)	$6.30	$6.78	$7.11	$6.16
		Goal as % of Target (%)	93.0	100.0	105.0	90.9
		Payout as % of Target (%)	50.0	100.0	200.0	0.0
*Adj. EBIT is a non-GAAP financial measure. See “Annex A - Reconciliations of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures.
2023 Executive Bonus Plan Individual Performance Results
Following the completion of the fiscal year, Mr. Lawrence evaluated each NEO’s, other than himself and Mr. Hicks, individual performance achievement based on his holistic assessment of the extent to which each NEO’s individual contributions exceeded or fell short of their individual goals for the year, each NEO’s contribution to our overall Company performance, and their individual impact on advancing the Company’s strategic growth plan, while taking into account the NEO’s demonstration and role in modeling our values. Mr. Lawrence then recommended such performance assessments to the Committee for their final approval. The Committee determined Mr. Lawrence’s and Mr. Hicks’s performance achievements independently. The following table summarizes select 2023 achievements taken into account in determining their individual performance results for the NEOs excluding Mr. Mullican who voluntarily resigned in November 2023 and was not eligible for a 2023 Executive Bonus Plan payment.

Name & Position	2023 Individual Performance Attainment	2023 Individual Performance Achievements

Steve Lawrence CEO and Ken Hicks Executive Chairman	Achieved target
•Successfully led the organization through the executive leadership transitions.
•Under their leadership, the Company:
◦Returned over $330 million to shareholders through share repurchases, debt pay downs, and dividends while ending the year with more cash than the prior year.
◦Generated $536 million of cash from operating activities; deployed approximately $200 million primarily on growth initiatives.
◦Successfully opened 14 new stores and accomplished 19 store refreshes. Identified and filled the pipeline for new locations for 2024 and 2025 while balancing existing and new markets to support our long-range strategic goals.
◦Managed the Company’s inventory level while delivering a significant increase to in-stock percentage over 2022 while ending the year under inventory plan.
◦Progressed our new warehouse management system implementation and customer database platform.
◦Reduced key team member turnover while developing a more diverse talent pipeline to drive our long-range growth strategies.

44 Academy Sports and Outdoors, Inc.

Name & Position	2023 Individual Performance Attainment	2023 Individual Performance Achievements

Sam Johnson President	Achieved target
•Successfully oversaw opening of 14 new stores and 19 store refreshes. Identified and filled the pipeline for new locations for 2024 and 2025 while balancing existing and new markets to support our long-range strategic goals.
•Achieved the highest average annual customer service scores in Company history through improvement in service and sales training and leadership development initiatives.
•Reduced key team member turnover while developing a more diverse talent pipeline to drive our new store growth strategy.
•Progressed our new warehouse management system implementation.

Carl Ford EVP, CFO	Achieved target
•Returned over $330 million to shareholders through share repurchases, debt pay downs, and dividends while ending the year with more cash than prior year.
•Generated $536 million of cash from operating activities; deployed approximately $200 million primarily on growth initiatives.
•Achieved a higher EBITDA flow-through on upward sales flex and ended the year below the adjusted operating expense dollar budget.

Matt McCabe EVP, CMO	Achieved target
•Managed the Company’s inventory level while delivering a significant increase to in-stock percentage over 2022 while ending the year under inventory plan.
•Drove differentiation through scaling up new and trending brands while adding new partnerships to drive traffic and brand recognition.
•Executed leadership succession transitions within the merchant and planning organizations through 100% internal promotions while strengthening the external entry level pipeline to provide new leadership talent to backfill positions.

Bill Ennis EVP, CAO	Achieved target
•Instrumental in the successful executive leadership transitions.
•Improved and helped drive enhanced service and sales training and leadership development initiatives in our store division facilitating the achievement of the highest average annual customer service scores in Company history.
•Reduced key team member turnover while developing a more diverse talent pipeline to drive our long-range growth strategies.

Academy Sports and Outdoors, Inc. 45
2023 Non-Executive Bonus Plan Individual Performance Results
The following table summarizes the 2023 Non-Executive Bonus Plan performance results for Messrs. McCabe and Ford:

Carl Ford			Level of Achievement
	Metrics		Threshold	Target	Maximum	Achievement

	Adj. EBIT* (weighted 45%)	Goal (in millions)	$748.0	$880.0	$1,012.0	$735.1
		Goal as % of Target (%)	85.0	100.0	115.0	83.5
		Payout as % of Target (%)	50.0	100.0	200.0	0.0
	Net Sales (weighted 45%)	Goal (in billions)	$6.30	$6.78	$7.11	$6.16
		Goal as % of Target (%)	93.0	100.0	105.0	90.9
		Payout as % of Target (%)	50.0	100.0	200.0	0.0
	Individual Performance (weighted 10%)	Goal as % of Target (%)	0.0	100.0	200.0	Achieved target(1)

1.Mr. Ford’s 2023 Non-Executive Bonus Plan individual performance goals and 2023 Executive Bonus Plan individual performance goals were the same. See detail above.

Matt McCabe			Level of Achievement
	Metrics		Threshold	Target	Maximum	Achievement

	Company Merchant Net Sales** (weighted 50%)	Goal (in Billions)	$6.12	$6.80	$7.48	$6.13
		Goal as % of Target (%)	90.0	100.0	110.0	90.2
		Payout as % of Target (%)	0.0	100.0	200.0	1.6
	Company Merchant Gross Margin $** (weighted 30%)	Goal (in Billions)	$2.61	$2.90	$3.19	$2.61
		Goal as % of Target (%)	90.0	100.0	110.0	90.2
		Payout as % of Target (%)	0.0	100.0	250.0	2.0
	Adj. EBIT* (weighted 20%)	Goal (in millions)	$748.0	$880.0	$1,012.0	$735.1
		Goal as % of Target (%)	85.0	100.0	115.0	83.5
		Payout as % of Target (%)	50.0	100.0	200.0	0.0
*Adj. EBIT is a non-GAAP financial measure. See “Annex A - Reconciliations of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures.
**The “Company Merchant Net Sales” metric reflects all retail net sales attributable to sellable merchandise, but excludes non-merchandise sales such as gift cards, hunting/fishing licenses, uniforms, and services. The “Company Merchant Gross Margin $” metric is Company Merchant Net Sales less merchandise cost of goods sold (calculated based on an items’ initial cost excluding such items as freight and duty, but including shrink adjustments at cost, and including any vendor allowances collected). The “Company Merchant Gross Margin $” metric also has a payout modifier based on aged inventory dollars to goal. Such modifier may increase the payout for this metric by up to 25% (based on a 30% reduction in aged inventory $ to goal) or reduce the payout by up to 100% (with a 30% overage in aged inventory to goal) eliminating the payout entirely. This modifier attainment is reflected in the Threshold and Maximum “Payout as % of Target (%)” percentages as well as in the overall Achievement percentage. For Mr. McCabe’s overall Achievement percentage under the “Company Merchant Gross Margin $” metric, he achieved a 12.7% reduction in aged inventory which resulted in a 10% increase in payout, or approximately 18 bps added to the “Payout as % of Target (%)”.

46 Academy Sports and Outdoors, Inc.
2023 Bonuses Earned
The following table summarizes the 2023 bonuses earned under the 2023 Executive Bonus Plan and the 2023 Non-Executive Bonus Plan (for Messrs. McCabe and Ford) based on actual performance, as compared to the target opportunity, for each of our NEOs:

Name	2023 Base Salary ($)(1)	Target Bonus (%)(1)	Target Bonus Amount ($)	% of Target Bonus Earned for Achievement of Company Performance Metrics (%)	% of Target Bonus Earned for Achievement of Individual Performance Metric (%)	Overall Achievement Factor of Target Bonus (%)(2)	Final Bonus Payment ($)(3)

Steve Lawrence	934,356	156.8	1,488,882	0.0	10.0	10.0	148,888
Ken Hicks	832,615	138.2	1,199,717	0.0	10.0	10.0	119,972
Sam Johnson	825,000	125.0	1,031,250	0.0	10.0	10.0	103,125
Carl Ford	500,000	90.8	454,167	0.0	10.0	10.0	45,417
Matt McCabe	500,000	90.8	454,167	0.3	7.7	8.0	36,454
Bill Ennis	550,000	75.0	412,500	0.0	10.0	10.0	41,250
Michael Mullican(4)	—	—	—	—	—	—	—
1.Base Salary ($) and Target Bonus (%) were prorated for Messrs. Lawrence, Hicks, Johnson, Ford and McCabe per the terms of their amended employment agreements in connection with their respective role transitions for 2023. Mr. Ennis’s 2023 Target Bonus % was not adjusted in light of his promotion per the terms of his employment agreement which requires using the 2023 Executive Bonus Plan rules, since his promotion was after the 2023 Executive Bonus Plan proration cutoff of December 1, 2023. During 2023, our NEOs had the following target bonus percentage (of base salary) changes due to their promotions or transition:
a.Mr. Lawrence’s increased from 120% to 175% due to his promotion to CEO in June 2023.
b.Mr. Hicks’s decreased from 175% to 120% due to his transition to Executive Chairman in June 2023.
c.Mr. Johnson’s increased from 120% to 140% due to his promotion to President in October 2023.
d.Mr. Ennis’s increased from 75% to 120% due to his promotion to EVP, CAO in January 2024.
e.Messrs. McCabe’s and Ford’s increased from 50% to 120% due to their promotions to EVP, CMO in June 2023 and EVP, CFO in July 2023, respectively. They also moved from the 2023 Non-Executive Bonus Plan to the 2023 Executive Bonus Plan at time of their respective promotions.
2.Overall Achievement Factor of Target Bonus is the sum of the % of Target Bonus Earned for Achievement of Company Performance Metrics plus % of Target Bonus Earned for Achievement of Individual Performance Metric.
3.Bonus payments under the Bonus Plan were calculated by multiplying the NEO’s “2023 Base Salary ($)” by their “Target Bonus (%)”, which was then adjusted by an overall achievement factor of target bonus based on the combined weighted achievement of the Company and individual performance metrics. The following summarizes the amounts earned by Messrs. McCabe and Ford under the Executive Bonus Plan and Non-Executive Bonus Plan:
a.Mr. McCabe earned $1,454 under the Non-Executive Bonus Plan and $35,000 under the Executive Bonus Plan for a total of $36,454.
b.Mr. Ford earned $10,417 under the Non-Executive Bonus Plan and $35,000 under the Executive Bonus Plan for a total of $45,417.
4.Mr. Mullican voluntarily terminated his employment in November 2023 prior to the end of the fiscal year and was not eligible for a 2023 Executive Bonus Plan payment.

Academy Sports and Outdoors, Inc. 47
Long-Term Equity Incentive Compensation
2023 Equity Incentive Awards
The Committee grants equity incentive awards of performance-based RSUs, Options and time-based RSUs to our NEOs annually as part of the overall compensation package. The Committee may also grant equity awards to address special situations that may arise from time to time. The use of long-term equity incentives creates a link between executive compensation and our long-term performance and growth, thereby creating alignment between executive officer and stockholder interests. The Committee considers market data and compensation peer practices, as well as the Company’s compensation strategy and place in the business cycle, to determine the appropriate mix of awards for participants.
The Committee, in consultation with FW Cook, and after review of market practices adopted a new equity award program in 2023 for our NEOs which consists of the following:
•50% of the target grant value is in performance-based RSUs that may be earned at 0% to 200% of target based on achievement of two performance metrics, Adjusted Pre-Tax Net Income (weighted approximately 75%) and ROIC (weighted approximately 25%), each measured over a 3-year performance period covering fiscal 2023 - fiscal 2025. These metrics were selected by the Committee because of their alignment to our long-range strategic plans and long-term shareholder interests.
If the metric achievement is 115% or higher of the target metric goal, then 200% of the shares granted for the metric will be earned. If the metric achievement is 85% of the target metric goal, then 50% of the granted shares will be earned. If the metric achievement is between 115% and 85%, then we use linear interpolation to determine the number of shares earned. Shares earned are rounded down to the nearest whole share. No shares are earned for performance below 85% of the target metric.
•25% of the target grant value is in time-based Options that vest ratably over three years subject to continued service.
•25% of the target grant value is in time-based RSUs that vest ratably over three years subject to continued service.
•In 2023, the Committee added retirement vesting terms to all NEOs’ 2023 equity awards. As defined in the 2023 equity award agreements, “Retirement” refers to a NEO’s voluntary termination of continuous service to the Company after the NEO has achieved all of the following: (i) attained age 55; (ii) completed at least five years of continuous service to the Company; and (iii) the total of the NEO’s full years of age and the full years of continuous service to the Company is at least 70 years. In such event of a termination of continuous service, unvested equity awards will continue to vest as follows:
◦Time-based Options and RSUs: Any unvested Options and RSUs remain outstanding and eligible to vest on each applicable vesting date as if the NEO had remained in continuous service to the Company. The vesting of Options and RSUs is not accelerated.
◦Performance-based RSUs: Any unvested performance-based RSUs remain outstanding and a prorated number of shares, based on the NEO’s Retirement date, are eligible to be earned and vest if the Company achieves, at minimum, the threshold goal result for the performance metric(s) on the applicable vesting date as if the NEO had remained in continuous service. The earning and vesting of the performance-RSUs is not accelerated.
The only NEO who was “Retirement” eligible in 2023 was Mr. Hicks.
•In 2023, the Committee also added limited vesting acceleration to all NEOs’ 2023 performance-based RSUs in connection with a death or disability termination. Upon a termination due to death or disability, a pro-rata portion of the NEO’s performance-based RSUs will immediately vest equal to the target number of RSUs granted multiplied by a fraction with a numerator equal to, the higher of, either twelve months or the number of full months completed during the 36-month performance period and a denominator equal to the 36-month performance period.
This mix of equity awards, metrics, and terms were selected by the Committee to align an appropriate level of performance-based variable pay with incentive opportunities, while being market competitive and in alignment with stockholder interests.

48 Academy Sports and Outdoors, Inc.
On March 21, 2023, the Company granted the following Options with an exercise price of $64.67, reflecting the closing price on the date of grant, and the following performance-based and time-based RSUs to our NEOs:

NEO	# of Options	$ Value of Options(2)	Target # of Performance-Based RSUs	$ Value of Performance Based RSUs(2)	# of Time-Based RSUs	$ Value of Time-Based RSUs(2)

Steve Lawrence	12,529	374,993	11,597	749,978	5,798	374,957
Ken Hicks	62,646	1,874,995	57,986	3,749,955	28,993	1,874,977
Sam Johnson	12,529	374,993	11,597	749,978	5,798	374,957
Carl Ford(1)	—	—	—	—	3,865	249,950
Matt McCabe(1)	—	—	—	—	3,865	249,950
Bill Ennis	7,517	224,984	6,958	449,974	3,479	224,987
Michael Mullican	12,529	374,993	11,597	749,978	5,798	374,957
1.Messrs. McCabe’s and Ford’s annual grants were granted as part of the non-executive officer team equity program, under which 100% of the annual equity award was granted in the form of time-based RSUs with three (3) year annual ratable vesting from the grant date.
2.The amounts reported in these columns represent the grant date fair value of the Options, time-based RSUs, and performance-based RSUs granted to each of the NEOs in 2023, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Share-Based Compensation to our audited consolidated financial statements incorporated by reference in this Proxy Statement. The grant date fair value of the performance-based RSUs, is based upon the probable outcome of the performance conditions at the date of grant and assumes the “target” level of performance is achieved.
2023 Special Equity Incentive Awards
During 2023, the Company executed its senior leadership succession plan, and in connection with this process made equity incentive awards to align the executives’ total incentive opportunity with their new roles. In addition, Mr. Ennis in his role of SVP, CHRO received an additional equity award to recognize his significant contribution to this important process. In determining the appropriate size of such awards, the Committee, in consultation with FW Cook, examined internal and external benchmarks and developed market-competitive equity awards in alignment with our compensation philosophy and business strategy. The Company granted the following additional Options, performance-based RSUs, and time-based RSUs to our NEOs. Except as set forth in the notes to the table below, approximately 50% of the targeted award value for each such award was delivered in the form of performance-based RSUs, approximately 25% in time-based Options (with the exercise price equal to the closing price per share on the date of grant) and approximately 25% in time-based RSUs. Such awards were subject to the same vesting and, with respect to the performance-based RSUs, performance conditions described above for the annual 2023 awards.

Academy Sports and Outdoors, Inc. 49

NEO	# of Options	$ Value of Options(7)	Target # of Performance-Based RSUs	$ Value of Performance Based RSUs(7)	# of Time-Based RSUs	$ Value of Time-Based RSUs(7)

Steve Lawrence(1)	60,192	1,499,985	59,500	2,999,990	29,750	1,499,995
Sam Johnson(2)	14,858	374,986	14,113	749,937	7,056	374,941
Carl Ford(3)	9,838	249,984	9,727	499,968	4,863	249,958
Matt McCabe(4)	9,838	249,984	9,727	499,968	4,863	249,958
Bill Ennis(5)	—	—	—	—	9,672	549,981
Michael Mullican(6)	30,096	749,992	29,750	1,499,995	14,875	749,998
1.With Mr. Lawrence’s promotion to CEO in June 2023, he received an equity incentive award on June 9, 2023.
2.Mr. Johnson received two additional equity awards in 2023 as described below:
i.For assuming additional responsibilities with the leadership transitions in June 2023, he received an equity incentive award on June 9, 2023.
ii.With Mr. Johnson’s promotion to President in October 2023, he received an equity incentive award on December 5, 2023.
3.With Mr. Ford’s promotion to EVP, CFO in July 2023, he received an equity incentive award on September 6, 2023.
4. With Mr. McCabe’s promotion to EVP, CMO in June 2023, he received an equity incentive award on September 6, 2023.
5. Mr. Ennis received two additional equity awards in 2023 as described below.
i.In recognition for his role in the leadership transitions and to increase the retentive value of his long term incentive awards, Mr. Ennis received an equity incentive award on June 9, 2023 with a grant date value of $249,982. 100% of such award was delivered in the form of time-based RSUs that vest annually over three years from the date of grant, subject to continued service through the applicable vesting date.
ii.With Mr. Ennis’s promotion to EVP, CAO in January 2024, he received an equity incentive award on January 16, 2024 with a grant date value of $299,999. 100% of such award was delivered in the form of time-based RSUs that vest annually over three years from the date of grant, subject to continued service through the applicable vesting date.
6. With Mr. Mullican’s promotion to President, he received an equity incentive award on June 9, 2023.
7.    The amounts reported in these columns represent the grant date fair value of the Options, time-based RSUs, and performance-based RSUs granted to each of the NEOs in 2023, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Share-Based Compensation to our audited consolidated financial statements incorporated by reference in this Proxy Statement. The grant date fair value of the performance-based RSUs, is based upon the probable outcome of the performance conditions at the date of grant and assumes the “target” level of performance is achieved.
Looking Ahead - Changes Impacting the 2024 Long-Term Equity Incentive Plan and 2024 Annual Incentive Awards
For 2024, the Committee modified the equity award program for our NEOs to eliminate Options. Instead, 50% of the target award value was granted in the form of performance-based RSUs generally subject to the same performance metrics that applied to the 2023 grants and 50% of the target award value was granted in the form of time-based RSUs that vest annually over three years from the date of grant subject to continued service.
On March 26, 2024, the Company granted the NEO’s annual equity target awards consisting of performance-based and time-based RSUs using the new 2024 equity award structure described above. Mr. Hicks did not receive a 2024 annual executive equity incentive award in light of his change in positions with the Company.

50 Academy Sports and Outdoors, Inc.
Other Compensation
General Benefits
Our NEOs are eligible to participate in the Company’s general benefit plans on the same terms as other team members. These plans include medical, dental and vision benefits, short-term disability, long-term disability, an Employee Stock Purchase Plan, a 401(k) Plan, and a 20% employee discount on merchandise purchased in the Company’s stores or through our website.
Perquisites and Other Benefits
The perquisites and other personal benefits described below are provided to the applicable NEOs to eliminate potential distractions from performing their regular job duties and to promote productivity, health and well-being. We believe the cost of these programs is counterbalanced by an increase in productivity by the NEOs receiving access to them. All of the perquisites and personal benefits described below have been approved by the Committee.
In order to maintain competitiveness in the market as well as to maintain continuity of leadership by encouraging physical and financial well-being, the Committee approved reimbursement for annual physicals up to $2,000. The Company also provides each NEO with up to $5,000 in reimbursements for financial planning services. Neither of these perquisites have a tax gross-up component.
Pursuant to the terms of his previous employment agreement governing Mr. Hicks’s former role as Chairman, President, and CEO, the Company: (i) agreed to pay directly or reimburse him for reasonable monthly rent and utilities costs for a rental apartment in the Katy, Texas area, (ii) provided use of a Company-owned vehicle when in Katy, Texas (with Company paid maintenance and insurance costs with respect to such vehicle), and (iii) agreed to pay directly or reimburse him on a monthly basis for reasonable and necessary expenses incurred in connection with periodic travel from work in Katy, Texas to his residence in California. In addition, he was entitled to receive from the Company on a monthly basis an additional payment in an amount sufficient to indemnify him on a net after-tax basis for any income tax associated with the provision of any of the perquisites described above. Mr. Hicks’s employment agreement was amended and these perquisites were discontinued as of July 2, 2023, in connection with Mr. Hicks’s transition to the Executive Chairman role.
The Company partners with various athletic organizations for business purposes and these organizations may include tickets to their events as part of our partnership with them. The Company prioritizes the use of these tickets for business purposes and then secondarily NEOs and team members may have the opportunity to use these tickets for personal use with management oversight. There is no incremental cost to the Company for providing these individual tickets to team members and therefore no amount is included in the Summary Compensation Table with respect to this benefit.
How We Set Compensation
Role of the Committee
The Committee is comprised solely of independent non-employee directors. The Committee’s primary responsibilities are to determine the compensation of our CEO and other executive officers, evaluate our CEO’s performance, and administer our executive officer compensation and benefit programs. The Committee’s charter is described earlier in this Proxy Statement and available in the corporate governance section of our investor relations website at investors.academy.com.
When selecting and setting the amount of each compensation element, the Committee generally considers the following factors:
•our performance against the financial and operational objectives established by the Committee;
•each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at the companies in our compensation peer group;

Academy Sports and Outdoors, Inc. 51
•the scope of each executive officer’s role compared to other similarly situated executive officers at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team, all in furtherance of our core values;
•internal pay equity among our executive officers, including the NEOs (other than our CEO);
•our performance relative to our compensation peer group; and
•the compensation practices of our compensation peer group and how each executive officer’s target compensation compares to a ranking of similar positions in our compensation peer group.
In determining the amount of long-term equity incentive compensation for our executive officers as part of its annual compensation review, the Committee also considers the accounting impact of the proposed awards on our earnings and the proportion of our total shares outstanding used for annual employee long-term equity incentive compensation awards, or burn rate, in relation to the median proportions of the companies in the retail sector benchmarks.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Committee retains significant authority to adjust the compensation levels of our executive officers based on the foregoing, as well as other factors that it may deem appropriate to achieve our overall compensation goals.
Role of Executive Compensation Team
In discharging its responsibilities, the Committee works with members of our executive compensation team (i.e., our CEO, Executive Chairman, CAO, and Vice President of Compensation, Benefits, Human Resources Operations, and Payroll). The executive compensation team assists the Committee by providing information on our performance and the individual performance of our executive officers, as well as market and industry data, and the executive compensation team’s perspective and recommendations on compensation matters. The Committee solicits and considers our executive compensation team’s recommendations and proposals with respect to adjustments to base salaries, annual cash bonus opportunities, long-term incentive compensation opportunities, perquisites, program structures, and other compensation-related matters for our executive officers. The Committee reviews and discusses these recommendations and proposals with some or all of the members of our executive compensation team and uses them as one factor in determining and approving the compensation for our executive officers. In addition, the level of attainment of each individual NEOs performance goals pursuant to the Company’s Executive Team Bonus Plan (described in “2023 Executive Team Bonus Plan”) is recommended by our CEO (other than with respect to his own and Mr. Hicks, which were both determined by the Committee) to the Committee for its final approval. The executive officers on the executive compensation team recuse themselves from all Committee deliberations regarding their own individual compensation.
Role of Compensation Consultant
Pursuant to its charter, the Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. For 2023, the Committee retained an independent nationally recognized executive compensation consultant, FW Cook. FW Cook performs no work for management and reports directly to the Committee. The Committee assessed the independence of FW Cook based on standards promulgated by the SEC and concluded that no conflicts of interest exist that would prevent FW Cook from serving as an independent consultant to the Committee.
For 2023, the Committee utilized FW Cook for general input and guidance on components of our executive officer compensation program. FW Cook also advised the Committee with respect to developing a compensation benchmarking peer group and market data for base salary, annual bonus, long-term equity compensation, and perquisites for similarly situated executive officers in the Company’s compensation peer group. FW Cook also advised the Committee on general executive compensation program elements and design.

52 Academy Sports and Outdoors, Inc.
How We Determine and Use our Compensation Peer Group
For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable retail companies. In December 2022, the Committee, with the input of data and analysis from FW Cook developed and approved the compensation peer group immediately below which we used in 2023 for purposes of understanding the competitive market (“2023 Peer Group”):

•American Eagle	•Carter’s	•Foot Locker	•Signet Jewelers	•Urban Outfitters
•Bath & Body Works	•Designer Brands	•Hibbett	•The Gap	•Williams-Sonoma
•Burlington Stores	•DICK’s Sporting Goods	•Ross Stores	•Tractor Supply Company
•Caleres	•Five Below	•Sally Beauty Holdings	•Ulta Beauty
The companies in the 2023 Peer Group were selected using the following criteria:
•Appropriate revenue size;
•Companies primarily in the retail business;
•Similar business model and/or products; and
•Companies that compete with us for executive talent.
Based on the criteria established for inclusion, the Committee determined to remove AutoZone, Big Lots, and GameStop, while adding American Eagle, Bath & Body Works, Caleres, Five Below, Hibbett and Ross Stores to the 2023 Peer Group.
The 2023 Peer Group was used by the Committee during 2023 as a reference for understanding the compensation practices of companies in our sector. To analyze the compensation practices of the companies in our 2023 Peer Group, FW Cook gathered data for the peer group companies from public filings (primarily proxy statements). This market data was then used as a reference point for the Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
Employment Agreements
We have entered into employment agreements with each of our NEOs and all of our other executive officers to help retain these executive officers who are key to the future success of the Company. For additional information regarding our NEO employment agreements in effect during 2023, see “Employment Agreements with NEOs.”
Stock Ownership Guidelines
We have adopted meaningful stock ownership guidelines for our officers. The following table summarizes the guidelines in effect during 2023:

Covered Position	Multiple of Pay	Applicable Pay
Executive Chair	5.0x	Annual base salary
CEO	5.0x	Annual base salary
President and Executive Vice Presidents	3.0x	Annual base salary
Senior Vice Presidents – executive team	2.0x	Annual base salary
Senior Vice Presidents – non-executive team	1.0x	Annual base salary
Vice Presidents	0.5x	Annual base salary

Academy Sports and Outdoors, Inc. 53
If an officer has not met the required levels of ownership within a five-year prescribed timeframe, they will be required to retain 100% of the net shares acquired or held under any Company equity award until they meet their applicable required ownership guidelines. The following holdings are counted as eligible securities:
•shares of common stock owned outright by the individual, or jointly with or separately by the individual’s spouse;
•shares of common stock held in trust for the benefit of the individual,
•shares of common stock held in the Company’s 401(k) Plan,
•performance-based restricted stock and RSUs that have met the performance criteria but have not yet vested and/or settled; and
•time-based restricted stock and RSUs.
Unearned performance-based restricted stock, unearned performance-based RSUs, and Options do not count as eligible securities under the guidelines. All of our currently employed NEOs are in compliance with these stock ownership guidelines or are within the five-year prescribed timeframe for complying with these stock ownership requirements.
Clawback Policy
We have adopted a clawback policy which provides for the recoupment of certain incentive compensation if the Committee determines that the incentive compensation of any executive officer was overpaid, in whole or in part, as a result of a financial restatement due to the Company’s material noncompliance with financial reporting requirements under the federal securities laws. In 2023, the Committee amended the policy to conform with the listing standards adopted by NASDAQ implementing Rule 10D-1.
Prohibition on Hedging and Pledging of Company Stock
Our Insider Trading Policy requires executive officers and directors to consult and be pre-cleared by our General Counsel prior to engaging in transactions involving the Company’s securities. Directors and executive officers are prohibited from hedging or monetization transactions including, but not limited to, variable forward contracts, equity swaps, collars and exchange funds, or from trading in options, warrants, puts and calls or similar instruments on the Company’s securities or establishing a short position in the Company’s securities. Our Insider Trading Policy also prohibits our directors, officers and team members from purchasing the Company’s securities on margin, or borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan.
Compensation Risk Assessment
Annually, the Committee, together with management and the Committee’s compensation consultant, conducts an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Committee and the Committee’s compensation consultant, reviews and evaluates both cash and equity incentive plans across executive and non-executive team member populations, as well as other compensation-related policies to which our team members are subject. This assessment evaluates both;
•material enterprise risks related to our business that may be exacerbated by compensation policies and practices, and
•the potential risks arising from attributes in our compensation practices, performance criteria, pay mix, and verification of performance results.
Based on this assessment, the Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company.

54 Academy Sports and Outdoors, Inc.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report.
Submitted by the Compensation Committee of the Company’s Board of Directors:
Compensation Committee Members:
•Beryl Raff, Chair
•Tom Nealon
•Jeff Tweedy

Academy Sports and Outdoors, Inc. 55
Summary Compensation Table
The following table summarizes the compensation of our NEOs for 2023, 2022, and 2021. Messrs. Ford, McCabe, and Ennis were not NEOs for fiscal 2022 or fiscal 2021.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Steve Lawrence CEO	2023	949,100	5,624,921	1,874,978	148,888	29,513	8,627,400
	2022	772,346	332,984	666,991	760,772	23,406	2,556,499
	2021	748,615	1,329,948	669,997	1,804,800	22,504	4,575,864
Ken Hicks Executive Chairman, and former CEO	2023	848,846	5,624,931	1,874,995	119,972	648,338	9,117,082
	2022	1,100,000	2,497,479	5,002,491	1,574,715	1,183,119	11,357,804
	2021	1,100,000	1,649,980	3,349,049	3,850,000	1,535,264	11,484,293
Sam Johnson President	2023	728,473	2,249,813	749,979	103,125	29,345	3,860,735
	2022	592,981	332,984	666,991	584,076	25,381	2,202,413
	2021	544,765	1,296,966	602,989	1,386,000	24,565	3,855,285
Carl Ford EVP, CFO	2023	447,014	999,875	249,984	45,417	21,413	1,763,703

Matt McCabe EVP, CMO	2023	437,442	999,875	249,984	36,454	20,374	1,744,129

Bill Ennis EVP, CAO	2023	489,443	1,224,942	224,984	41,250	27,900	2,008,519

Michael Mullican Former CFO and President	2023	627,700	3,374,928	1,124,985	—	16,899	5,144,512
	2022	692,692	332,984	666,991	682,240	25,392	2,400,299
	2021	606,219	1,329,948	669,997	1,620,000	24,971	4,251,135
1.The amounts reported in this column represent the NEO’s base salary earned during the specified fiscal year and reflect the mid-year adjustments for 2023.
2.The amounts reported in this column represent the grant date fair value of the RSUs granted to each of the NEOs in the specified fiscal year, computed in accordance with FASB Accounting Standards Codification Topic 718. The grant date fair value of the performance-based RSUs granted in 2023 is based upon the probable outcome of the performance conditions at the date of grant and assumes the “target” level of performance is achieved. If the highest level of performance condition for the awards were achieved (200%), the aggregate grant date value of such for each of the NEOs would be as follows: Mr. Lawrence $7,499,936, Mr. Hicks $7,499,910, Mr. Johnson $2,999,830, Messrs. Ford and McCabe $999,936 each, Mr. Ennis $899,948, and Mr. Mullican $4,499,946. The valuation assumptions used in determining such amounts are described in Note 9, Share-Based Compensation to our audited consolidated financial statements included in our Annual Report for 2023.
3.The amounts reported in this column represent the grant date fair value of the Options granted to each of the NEOs in the specified fiscal year, computed using a Black-Scholes option-pricing model in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Share-Based Compensation to our audited consolidated financial statements included in our Annual Report for 2023.
4.The amounts reported in this column represent the annual incentive bonus amounts earned by each NEO pursuant to the Company’s applicable annual cash bonus plan and/or their employment agreement for each fiscal year.

56 Academy Sports and Outdoors, Inc.
5.For a description of our perquisites, see “Other Compensation - Perquisites and Other Benefits” in the Compensation Discussion and Analysis. The table below summarizes the items included in the “All Other Compensation” for each NEO for 2023:

Name	Financial Planning Services ($)	Executive Physical ($)	Perquisites Pursuant to Employment Agreement ($)	401(k) Plan Employer Matching Contribution ($)	Total All Other Compensation ($)

Steve Lawrence	5,000	2,000	—	22,513	29,513
Ken Hicks	5,000	2,000	623,500*	17,838	648,338
Sam Johnson	5,000	2,000	—	22,345	29,345
Carl Ford	—	—	—	21,413	21,413
Matt McCabe	—	2,000	—	18,374	20,374
Bill Ennis	5,000	2,000	—	20,900	27,900
Michael Mullican	—	1,913	—	14,986	16,899
(*) This amount includes:
i.$19,853 for monthly rent and utilities costs (including electric, gas, water, alarm, cable, housekeeping and internet but excluding meals and laundry) for a furnished rental apartment in the Katy, Texas area, as well as a $25,350 tax-gross up on these amounts per Mr. Hicks’s employment agreement;
ii.$5,105 for use of a Company-owned vehicle when in Katy, Texas and all maintenance and insurance costs with respect to such vehicle (calculated as described below), as well as a $6,518 tax gross-up on the cost of the Company vehicle usage; and
iii.$539,567 for expenses incurred in connection with periodic travel from work in Katy, Texas to his residence in California (including jet card payments for private air travel, cost of meals on the flights and for transportation to and from airports), as well as $27,107 tax-gross up on the cost of flights and transportation to and from his flights to his home.
We calculated the incremental cost to us for Mr. Hicks’s personal use of a Company vehicle (including commuting and business travel not considered directly and integrally related to the performance of his duties) based on the depreciation expense, cost of insurance, and operating costs, such as fuel and maintenance, related to such travel. The incremental costs of personal trips using other ground transportation arrangements, such as vehicle services, are valued at the actual cost to us. As noted above, these perquisites were all discontinued on July 2, 2023, in connection with Mr. Hicks’s transition to the Executive Chairman role.

Academy Sports and Outdoors, Inc. 57
Grants of Plan Based Awards in 2023
The following table provides information with regard to 2023 grants to the NEOs under any incentive plan during 2023. For additional information regarding non-equity incentive plan awards, please see “2023 Executive Team Bonus Plan.” For additional information regarding equity incentive plan awards, please see “Long-Term Equity Incentive Compensation.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Steve Lawrence	Annual Bonus	—	744,441	1,488,882	2,977,764	—	—	—	—	—	—	—
	Performance RSUs	3/21/2023	—	—	—	5,798	11,597	23,194	—	—	—	749,978
	Options	3/21/2023	—	—	—	—	—	—	—	12,529	64.67	374,993
	Time RSUs	3/21/2023	—	—	—	—	—	—	5,798	—	—	374,957
	Performance RSUs	6/9/2023	—	—	—	29,750	59,500	119,000	—	—	—	2,999,990
	Options	6/9/2023	—	—	—	—	—	—	—	60,192	50.42	1,499,985
	Time RSUs	6/9/2023	—	—	—	—	—	—	29,750	—	—	1,499,995
Ken Hicks	Annual Bonus	—	599,859	1,199,717	2,399,434	—	—	—	—	—	—	—
	Performance RSUs	3/21/2023	—	—	—	28,993	57,986	115,972	—	—	—	3,749,955
	Options	3/21/2023	—	—	—	—	—	—	—	62,646	64.67	1,874,995
	Time RSUs	3/21/2023	—	—	—	—	—	—	28,993	—	—	1,874,977
Sam Johnson	Annual Bonus	—	515,625	1,031,250	2,062,500	—	—	—	—	—	—	—
	Performance RSUs	3/21/2023	—	—	—	5,798	11,597	23,194	—	—	—	749,978
	Options	3/21/2023	—	—	—	—	—	—	—	12,529	64.67	374,993
	Time RSUs	3/21/2023	—	—	—	—	—	—	5,798	—	—	374,957
	Performance RSUs	6/9/2023	—	—	—	2,479	4,958	9,916	—	—	—	249,982
	Options	6/9/2023	—	—	—	—	—	—	—	5,016	50.42	124,999
	Time RSUs	6/9/2023	—	—	—	—	—	—	2,479	—	—	124,991
	Performance RSUs	12/5/2023	—	—	—	4,577	9,155	18,310	—	—	—	499,955
	Options	12/5/2023	—	—	—	—	—	—	—	9,842	54.61	249,987
	Time RSUs	12/5/2023	—	—	—	—	—	—	4,577	—	—	249,950

58 Academy Sports and Outdoors, Inc.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Carl Ford	Annual Bonus	—	175,000	350,000	700,000	—	—	—	—	—	—	—
	Annual Bonus: Non-Executive	—	52,084	104,167	208,334	—	—	—	—	—	—	—
	Time RSUs	3/21/2023	—	—	—	—	—	—	3,865	—	—	249,950
	Performance RSUs	9/6/2023	—	—	—	4,863	9,727	19,454	—	—	—	499,968
	Options	9/6/2023	—	—	—	—	—	—	—	9,838	51.40	249,984
	Time RSUs	9/6/2023	—	—	—	—	—	—	4,863	—	—	249,958
Matt McCabe	Annual Bonus	—	175,000	350,000	700,000	—	—	—	—	—	—	—
	Annual Bonus: Non-Executive	—	52,084	104,167	223,959	—	—	—	—	—	—	—
	Time RSUs	3/21/2023	—	—	—	—	—	—	3,865	—	—	249,950
	Performance RSUs	9/6/2023	—	—	—	4,863	9,727	19,454	—	—	—	499,968
	Options	9/6/2023	—	—	—	—	—	—	—	9,838	51.40	249,984
	Time RSUs	9/6/2023	—	—	—	—	—	—	4,863	—	—	249,958
Bill Ennis	Annual Bonus	—	206,250	412,500	825,000	—	—	—	—	—	—	—
	Performance RSUs	3/21/2023	—	—	—	3,479	6,958	13,916	—	—	—	449,974
	Options	3/21/2023	—	—	—	—	—	—	—	7,517	64.67	224,984
	Time RSUs	3/21/2023	—	—	—	—	—	—	3,479	—	—	224,987
	Time RSUs	6/9/2023	—	—	—	—	—	—	4,958	—	—	249,982
	Time RSUs	1/16/2024	—	—	—	—	—	—	4,714	—	—	299,999

Academy Sports and Outdoors, Inc. 59

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Mullican	Annual Bonus	—	529,063	1,058,125	2,116,250	—	—	—	—	—	—	—
	Performance RSUs	3/21/2023	—	—	—	5,798	11,597	23,194	—	—	—	749,978
	Options	3/21/2023	—	—	—	—	—	—	—	12,529	64.67	374,993
	Time RSUs	3/21/2023	—	—	—	—	—	—	5,798	—	—	374,957
	Performance RSUs	6/9/2023	—	—	—	14,875	29,750	59,500	—	—	—	1,499,995
	Options	6/9/2023	—	—	—	—	—	—	—	30,096	50.42	749,992
	Time RSUs	6/9/2023	—	—	—	—	—	—	14,875	—	—	749,998
1.Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable to each NEO with respect to 2023 under the Executive Bonus Plan (and for Mr. Ford and Mr. McCabe, the Non-Executive Bonus Plan) at threshold, target and maximum levels of performance, in each case calculated by multiplying each NEO’s fiscal year end base salary level by the applicable percentage at which the bonus would pay out based on the combined weighted achievement of the Company and individual performance metrics at each such level. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in “2023 Executive Team Bonus Plan” above.
2.The vesting schedule applicable to each Option, time-based RSU, and performance-based RSU award is set forth in the “Outstanding Equity Awards at 2023 Fiscal Year End Table” table.
3.The amounts reported in this column represent the grant date fair value of the Options, time-based RSUs, and performance-based RSUs granted to each of the NEOs in 2023, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Share-Based Compensation to our audited consolidated financial statements incorporated by reference in this Proxy Statement. The grant date fair value of the performance-based RSUs, is based upon the probable outcome of the performance conditions at the date of grant and assumes the “target” level of performance is achieved.

60 Academy Sports and Outdoors, Inc.
Outstanding Equity Awards at 2023 Fiscal Year End
The following table provides information with regard to each outstanding equity award held by the NEOs on February 3, 2024. Mr. Mullican voluntarily resigned in November 2023 and did not have any outstanding Company equity awards on February 3, 2024.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares of Stock that Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)(5)

Steve Lawrence	3/31/2021(7)	—	—	—	—	—	3,057	197,115	—	—
	3/31/2021(8)	28,421	28,422	—	26.99	3/31/2031	—	—	—	—
	9/10/2021(9)	—	—	—	—	—	10,931	704,831	—	—
	3/30/2022(10)	—	—	—	—	—	3,981	256,695	—	—
	3/30/2022(11)	—	—	—	—	—	—	—	540	34,819
	3/30/2022(8)	10,173	30,522	—	39.17	3/30/2032	—	—	—	—
	3/21/2023(12)	—	—	—	—	—	—	—	11,597	747,775
	3/21/2023(13)	—	12,529	—	64.67	3/21/2033	—	—	—	—
	3/21/2023(14)	—	—	—	—	—	5,798	373,855	—	—
	6/9/2023(12)	—	—	—	—	—	—	—	59,500	3,836,560
	6/9/2023(13)	—	60,192	—	50.42	6/9/2033	—	—	—	—
	6/9/2023(14)	—	—	—	—	—	29,750	1,918,280	—	—
Ken Hicks	9/16/2018	164,487	—	—	17.14	9/16/2028	—	—	—	—
	3/7/2019	220,413	—	—	16.57	3/7/2029	—	—	—	—
	3/7/2019	108,561	—	—	16.57	3/7/2029	—	—	—	—
	3/5/2020	276,430	—	—	17.30	3/5/2030	—	—	—	—
	3/31/2021(15)	—	—	—	—	—	15,288	985,770	—	—
	3/31/2021(16)	203,626	83,846	—	26.99	3/31/2031	—	—	—	—
	3/30/2022(17)	—	—	—	—	—	29,861	1,925,437	—	—
	3/30/2022(11)	—	—	—	—	—	—	—	4,047	260,951
	3/30/2022(16)	141,350	167,065	—	39.17	3/30/2032	—	—	—	—
	3/21/2023(12)	—	—	—	—	—	—	—	57,986	3,738,937
	3/21/2023(13)	—	62,646	—	64.67	3/21/2033	—	—	—	—
	3/21/2023(14)	—	—	—	—	—	28,993	1,869,469	—	—

Academy Sports and Outdoors, Inc. 61

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares of Stock that Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)(5)

Sam Johnson	3/31/2021(7)	—	—	—	—	—	2,751	177,384	—	—
	3/31/2021(8)	—	25,580	—	26.99	3/31/2031	—	—	—	—
	9/10/2021(9)	—	—	—	—	—	10,931	704,831	—	—
	3/30/2022(10)	—	—	—	—	—	3,981	256,695	—	—
	3/30/2022(11)	—	—	—	—	—	—	—	540	34,819
	3/30/2022(8)	10,713	30,522	—	39.17	3/30/2032	—	—	—	—
	3/21/2023(12)	—	—	—	—	—	—	—	11,597	747,775
	3/21/2023(13)	—	12,529	—	64.67	3/21/2033	—	—	—	—
	3/21/2023(14)	—	—	—	—	—	5,798	373,855	—	—
	6/9/2023(12)	—	—	—	—	—	—	—	4,958	319,692
	6/9/2023(13)	—	5,016	—	50.42	6/9/2033	—	—	—	—
	6/9/2023(14)	—	—	—	—	—	2,479	159,846	—	—
	12/5/2023(12)	—	—	—	—	—	—	—	9,155	590,314
	12/5/2023(13)	—	9,842	—	54.61	12/5/2033	—	—	—	—
	12/5/2023(14)	—	—	—	—	—	4,577	295,125	—	—
Carl Ford	3/31/2021(7)	—	—	—	—	—	612	39,462	—	—
	3/31/2021(8)	5,684	5,684	—	26.99	3/31/2031	—	—	—	—
	3/30/2022(10)	—	—	—	—	—	996	64,222	—	—
	3/30/2022(11)	—	—	—	—	—	—	—	135	8,705
	3/30/2022(8)	2,543	7,630	—	39.17	3/30/2032	—	—	—	—
	3/21/2023(14)	—	—	—	—	—	3,865	249,215	—	—
	9/6/2023(12)	—	—	—	—	—	—	—	9,727	627,197
	9/6/2023(13)	—	9,838	—	51.40	9/6/2033	—	—	—	—
	9/6/2023(14)	—	—	—	—	—	4,863	313,566	—	—

62 Academy Sports and Outdoors, Inc.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares of Stock that Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)(5)

Matt McCabe	3/31/2021(7)	—	—	—	—	—	612	39,462	—	—
	3/31/2021(8)	5,684	5,684	—	26.99	3/31/2031	—	—	—	—
	3/30/2022(10)	—	—	—	—	—	996	64,222	—	—
	3/30/2022(11)	—	—	—	—	—	—	—	135	8,705
	3/30/2022(8)	2,543	7,630	—	39.17	3/30/2032	—	—	—	—
	4/15/2022(9)	—	—	—	—	—	7,449	480,312	—	—
	3/21/2023(14)	—	—	—	—	—	3,865	249,215	—	—
	9/6/2023(12)	—	—	—	—	—	—	—	9,727	627,197
	9/6/2023(13)	—	9,838	—	51.40	9/6/2033	—	—	—	—
	9/6/2023(14)	—	—	—	—	—	4,863	313,566	—	—
Bill Ennis	3/31/2021(7)	—	—	—	—	—	1,834	118,256	—	—
	3/31/2021(8)	17,052	17,053	—	26.99	3/31/2031	—	—	—	—
	9/10/2021(9)	—	—	—	—	—	8,199	528,672	—	—
	3/30/2022(10)	—	—	—	—	—	2,388	153,978	—	—
	3/30/2022(11)	—	—	—	—	—	—	—	324	20,892
	3/30/2022(8)	6,104	18,313	—	39.17	3/30/2032	—	—	—	—
	3/21/2023(12)	—	—	—	—	—	—	—	6,958	448,652
	3/21/2023(13)	—	7,517	—	64.67	3/21/2033	—	—	—	—
	3/21/2023(14)	—	—	—	—	—	3,479	224,326	—	—
	6/9/2023(14)	—	—	—	—	—	4,958	319,692	—	—
	1/16/2024(14)	—	—	—	—	—	4,714	303,959	—	—
1.The numbers in this column represent vested Options outstanding as of February 3, 2024.
2.The numbers in this column represent unvested Options, outstanding as of February 3, 2024.
3.The expiration date for each of the Options is the date that is ten years after the initial grant date.
4.The numbers in this column represent RSUs that are subject to time vesting conditions, including performance-based RSUs that were earned but still subject to service based vesting requirements (“Earned RSUs”) as of February 3, 2024.
5.Amounts reported are based on $64.48, which was the closing price of our common stock on February 2, 2024, the last trading day before the end of our 2023 fiscal year.

Academy Sports and Outdoors, Inc. 63
6.The numbers in this column represent RSUs that are subject to performance-based and time-based vesting conditions that were not earned as of February 3, 2024.
7.These Earned RSUs vest on each of the 2nd, 3rd, and 4th anniversaries of the start of the 2021 fiscal year, subject to the NEO’s continued service through the applicable vesting date.
8.The Options vest as follows: 25% become vested and exercisable on each anniversary of the grant date, subject to the NEO’s continued service through the applicable vesting date.
9.These time-based RSUs vest as follows: 50% become vested and exercisable on each of the second and third anniversaries of the grant date, subject to the NEO’s continued employment through the applicable vesting date.
10.Reflects 93.7% of the 2022 performance-based RSUs that became Earned RSUs and vest on each of the 2nd, 3rd, and 4th anniversaries of the start of the 2022 fiscal year.
11.Reflects outstanding performance-based RSUs that have not become Earned RSUs. If the Committee determines that the twenty (20) trading-day average fair market value of a share of common stock as of January 30, 2026 equals or exceeds a specified target share price, then these will become vested Earned RSUs upon such determination by the Committee, subject to the NEO’s continued service through the applicable vesting date.
12.Reflects 100% of the 2023 performance-based RSUs that are Unearned RSUs. Based on the achievement of the three (3) year cumulative performance metrics, the earned amount will be earned and vest upon such determination by the Committee, subject to the NEO’s continued service through the applicable vesting date.
13.These Options vest as follows: 33% become vested and exercisable on each anniversary of the grant date, subject to the NEO’s continued service through the applicable vesting date.
14.The time-based RSUs vest as follows: 33% become vested and exercisable on each anniversary of the grant date, subject to the NEO’s continued service through the applicable vesting date.
15.These Earned RSUs vest in monthly installments and will become fully vested by the 4th anniversary of the start of the 2021 fiscal year, subject to Mr. Hicks’s continued service through the applicable vesting date.
16.The Options granted to Mr. Hicks vest as follows: 1/48th of the Options become vested and exercisable on each monthly anniversary of the grant date, subject to Mr. Hicks’s continued service through the applicable vesting date.
17.Reflects 93.7% of the 2022 performance-based RSUs that became Earned RSUs and will vest in monthly installments thereafter per the terms of Mr. Hicks’s previous employment agreement in his role as Chairman, President, and CEO and will become fully vested by the 4th anniversary of the start of the 2022 fiscal year, subject to Mr. Hicks’s continued service through the applicable vesting date.

64 Academy Sports and Outdoors, Inc.
Option Exercises and Stock Awards Vested
The following table provides information on Options exercised and RSU awards that vested during the 2023 fiscal year which ended February 3, 2024.

	Options Awards Exercised		Stock Awards Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Steve Lawrence	—	—	21,024	1,157,944
Ken Hicks	—	—	46,411	2,650,700
Sam Johnson	27,530	627,328	20,413	1,120,930
Carl Ford	—	—	2,216	135,792
Matt McCabe	—	—	2,216	135,792
Bill Ennis	35,106	1,429,516	14,254	775,813
Michael Mullican	154,145	4,108,578	15,977	836,918
1.The value realized equals the difference between the Option exercise price and the Company’s closing stock price on the exercise date, multiplied by the number of shares to which the exercise relates.
2.The value realized equals the Company’s closing stock price on the vesting date, multiplied by the number of shares to which the vesting relates. If the vesting date was on a day which the market was not open, then the closing price for the first preceding day the market was open was used.
Employment Agreements
In connection with our leadership transitions, the Company entered into an employment agreement, or an amended and restated employment agreement with each of our NEOs to help ensure the retention of these executive officers.
In general, each NEO employment agreement, as in effect at the end of fiscal 2023, provides for the following terms:
•Other than Mr. Hicks, NEO employment periods will end on the date duly indicated by written notice of termination given by either the Company or the NEO. The employment agreement with Mr. Hicks will not be renewed and his employment with the Company will terminate on June 1, 2024.
•NEOs are entitled to a base salary, which may be increased at the discretion of the Board or the Committee, and are eligible to participate in the Company’s annual cash bonus plan pursuant to target bonus opportunities and pre-established performance targets, as determined by the Board or Committee.
•NEOs are entitled to reimbursement for all reasonable business expenses incurred in performing services under the NEO’s employment agreement in accordance with the Company’s expense reimbursement policy, including all travel expenses while away from home on business or at the request of and in the service of the Company.
•The following restrictive covenants apply to each NEO:
i.assignment of all rights of any intellectual property created during employment to the Company and, during employment and in perpetuity thereafter, confidentiality and non-disparagement; and
ii.during employment and for up to 24 months following termination, non-compete, non-solicitation and no hire of team members, and non-solicitation of customers covenants.
•Except with respect to Mr. Hicks, severance payments following termination of employment under certain circumstances, subject to execution of a release of claims and compliance with certain restrictive covenants, described under the heading “Potential Payments upon Termination of Employment or Change of Control.”

Academy Sports and Outdoors, Inc. 65
Mr. Hicks’s Planned Transition to Non-Employee Chairman of the Board:
The special perquisites and benefits that were required under Mr. Hicks’s prior employment agreement were eliminated effective July 2, 2023, under Mr. Hicks’s amended and restated employment agreement entered into in connection with his transition to Executive Chairman.
Mr. Hicks and the Company have mutually agreed that such amended and restated employment agreement will not be extended beyond its initial one-year term and that Mr. Hicks will transition from Executive Chairman of the Board to non-employee Chairman of the Board, effective on June 1, 2024.
Severance Arrangements
Except with respect to Mr. Hicks, each NEO is entitled to receive severance benefits under the terms of his employment agreement upon either termination by the Company without Cause (as defined in their applicable agreements) or a resignation by the NEO for Good Reason (as defined in their applicable agreements). We provide these severance benefits in order to provide an overall compensation package that is competitive with that offered by the companies with which we compete for executive talent. Severance benefits help us retain our NEOs and allow our NEOs to focus on our business objectives without concern for their employment security in the event of a termination. Set forth below are the severance provisions that were in effect as of the end of fiscal 2023.
Payments and Benefits
•Severance payments and benefits are subject to timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates.
•NEOs are not entitled to any severance payments or benefits if terminated for Cause or if they resign without Good Reason.
Death or Disability
If employment is terminated due to death or disability, then the Company will pay to the executive or the designated beneficiary or legal representative (if applicable) the prior year bonus, if any is due, at the same time in the year of termination as such payment would be made if the executive had otherwise continued to be employed by the Company. Treatment of equity awards in connection with termination due to death and disability is discussed below under “Equity Award Accelerated Vesting — Death and Disability.”
Termination Without Cause or for Good Reason
If the Company terminates employment without Cause or the NEO resigns for Good Reason, then the Company will pay the NEO the following severance benefits (other than for Mr. Hicks who is not entitled to receive severance benefits):
•The prior year bonus, if any is due, payable at the same time in the year of termination as such payment would be made if the executive had otherwise continued to be employed by the Company.
•A cash severance amount equal to the product of 2.0 multiplied by the sum of their current base salary and the average annual bonus paid (or earned, to the extent not yet paid as of the termination date) for the two fiscal years immediately preceding the fiscal year in which the termination date occurs, payable ratably in 24 equal monthly installments following the termination date in accordance with the Company’s normal payroll cycle and procedures.
•For the NEOs, other than Mr. Lawrence, a pro-rata portion of the actual annual bonus that would have been earned (assuming the NEO achieved 100% of target for any individual goals set in the fiscal year) under the Company’s annual cash bonus plan for the fiscal year in which the termination occurs, paid in a lump sum when annual bonuses for the fiscal year in which the date of termination occurs are otherwise paid to other similarly situated employees of the Company. Mr. Lawrence will receive a pro-rata portion of the annual bonus earned under the Company’s annual cash bonus plan for the fiscal year immediately preceding the fiscal year in which termination occurs (in lieu of the annual bonus that would have otherwise been due under the Company’s annual cash bonus plan for the performance period in which the termination date occurs), paid in a lump sum when annual bonuses for the fiscal year in which the date of termination occurs are otherwise paid to other similarly situated employees of the Company.

66 Academy Sports and Outdoors, Inc.
•For the NEOs other than Messrs. Ford and McCabe, an amount equal to 24 months of basic life insurance premiums at the rates in effect immediately prior to the termination date, payable in a lump sum in cash on the first payroll date following the effective date of the release.
•Subject to the NEOs timely election of continuation coverage for the NEO and/or their covered dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, an additional cash lump sum on the first payroll date following the effective date of the release in an amount equal to (i) the monthly COBRA insurance premium for participation in the medical insurance benefits of the Company (determined based on the rate in effect on the date of termination) multiplied by (ii) 24.
Equity Award Accelerated Vesting
Change of Control
We have approved accelerated vesting provisions for Options and RSUs in connection with a termination of employment within the 24-month period following a Change of Control (as defined in the 2020 Equity Plan). Options and time-based RSUs granted in 2023 provide for full accelerated vesting in connection with a termination without “Cause” or resignation for “Good Reason” (each as defined in the applicable award agreements) that occurs within the 24-month period following a Change of Control. For performance-based RSUs granted in fiscal 2023, the target number of RSUs subject to the award will be deemed earned upon a Change of Control. For performance-based RSUs granted prior to fiscal 2023, only Earned RSUs that have met the applicable performance criteria will remain outstanding following the Change of Control while unearned performance-based RSUs will be forfeited upon the Change of Control. All such outstanding performance-based RSUs will remain eligible to vest subject to the holder’s continued service through the end of the applicable performance period. If the holder is terminated without “Cause” or resigns for “Good Reason” within the 24-month period following the Change of Control, such RSUs will accelerate and vest in full (see “Potential Payments Upon Qualifying Termination of Employment or Change of Control” for additional information regarding accelerated vesting of Options and RSUs in connection with a Change of Control).
Death or Disability
Each NEO is entitled to limited vesting acceleration with respect to their outstanding Options, performance-based RSUs and time-based RSUs upon a death or disability termination. In connection with a termination due to death or disability: (i) the NEOs will immediately vest in any unvested Options that would have otherwise vested on the next applicable vesting date, or for Mr. Hicks’s 2022 annual Option award, he will immediately vest in those 2022 Options that would have vested over the 12-month period following his termination date; (ii) the NEOs will immediately vest in a pro-rata portion of unvested performance-based RSUs determined as the target number of RSUs granted multiplied by a fraction with a numerator equal to, the higher of, either 12 or the number of full months completed by the NEO during the 36-month performance period and a denominator of 36; and (iii) the NEOs will immediately vest in any unvested time-based RSUs that would have otherwise vested on the next applicable vesting date.
Retirement
The Committee added retirement vesting provisions to all NEOs with equity awards granted in 2023 (some of Mr. Hicks’s equity awards previously included retirement vesting provisions). For the 2023 grants, “Retirement” refers to an NEO’s voluntary termination of continuous service after the NEO has: (i) attained age 55; (ii) completed at least five years of continuous service; and (iii) the NEO’s full years of age and full years of continuous service totals at least 70. As used in Mr. Hicks’s 2022 awards, “Retirement” refers to Mr. Hicks’s voluntary termination of continuous service after he has: (i) attained age 65; and (ii) completed at least five years of continuous service. The only NEO who was “Retirement” eligible in 2023 was Mr. Hicks. In the event of an NEO’s Retirement; the 2023 equity awards provide that: (i) any unvested Options and time-based RSUs will remain outstanding and eligible to vest on each applicable vesting date as if the NEO had remained in continuous service to the Company; and (ii) a pro-rata portion of any unvested performance-based RSUs (based on months worked through the Retirement date) will remain outstanding and eligible to become earned and vest based on actual performance as if the NEO had remained in continuous service. For Mr. Hicks’s 2022 equity awards, in the event of his Retirement: (i) any unvested Options and time-based RSUs remain outstanding and eligible to vest as described with respect to the 2023 equity awards above; and (ii) only “Earned RSUs” (i.e., performance-based RSUs that have met applicable performance targets under the terms of the grant) will remain outstanding and eligible to vest as if Mr. Hicks had remained in continuous service.

Academy Sports and Outdoors, Inc. 67
Potential Payments Upon Qualifying Termination of Employment or Change of Control
The information below describes and estimates potential payments and benefits to which the NEOs would be entitled under existing arrangements if a qualifying termination of employment occurred on February 3, 2024, the last business day of our 2023 fiscal year, and based on the closing price of our stock of $64.48 the last trading day of our 2023 fiscal year. These benefits are in addition to benefits available generally to salaried team members. The amounts actually paid or distributed in connection with a qualifying termination of employment may differ from the estimates below. The qualifying termination events listed below are as defined in the applicable agreements. The Company does not provide for enhanced cash severance in connection with/following a change of control.
Mr. Mullican is not included in the table below. In connection with his voluntary resignation in November 2023, he received no severance or termination payments and forfeited all outstanding unvested equity awards.

		Qualifying Termination Event
NEO	Payment Type	Retirement ($)(1)	Death or Disability ($)	Without Cause or Resignation for Good Reason ($)	Without Cause or Resignation for Good Reason Following Change of Control ($)(2)

Steve Lawrence	Cash Severance (Salary and Bonus)	—	—	4,565,572	4,565,572
	Pro-Rata Bonus	—	—	760,772	760,772
	COBRA Insurance	—	—	56,131	56,131
	Life Insurance	—	—	444	444
	Accelerated Vesting: Options	—	1,072,374	—	2,684,352
	Accelerated Vesting: Time Restricted Units	—	1,468,790	—	2,996,966
	Accelerated Vesting: Performance Restricted Units	—	1,528,112	—	5,038,145
	Total	—	4,069,276	5,382,919	16,102,382
Ken Hicks	Cash Severance (Salary and Bonus)	—	—	—	—
	Pro-Rata Bonus	—	—	—	—
	COBRA Insurance	—	—	—	—
	Life Insurance	—	—	—	—
	Accelerated Vesting: Options	4,228,415	2,175,954	—	7.371.802
	Accelerated Vesting: Time Restricted Units	1,869,469	623,135	—	1.869.469
	Accelerated Vesting: Performance Restricted Units	3,171,750	1,246,312	—	6,650,145
	Total	9,269,634	4,045,401	—	15,891,416

68 Academy Sports and Outdoors, Inc.

		Qualifying Termination Event
NEO	Payment Type	Retirement ($)(1)	Death or Disability ($)	Without Cause or Resignation for Good Reason ($)	Without Cause or Resignation for Good Reason Following Change of Control ($)(2)

Sam Johnson	Cash Severance (Salary and Bonus)	—	—	3,620,076	3,620,076
	Pro-Rata Bonus	—	—	103,125	103,125
	COBRA Insurance	—	—	56,131	56,131
	Life Insurance	—	—	444	444
	Accelerated Vesting: Options	—	792,883	—	1,899,172
	Accelerated Vesting: Time Restricted Units	—	980,999	—	1,533,657
	Accelerated Vesting: Performance Restricted Units	—	552,594	—	2,091,860
	Total	—	2,326,476	3,779,776	9,304,465
Carl Ford	Cash Severance (Salary and Bonus)	—	—	1,458,526	1,458,526
	Pro-Rata Bonus	—	—	45,417	45,417
	COBRA Insurance	—	—	56,131	56,131
	Life Insurance	—	—	—	—
	Accelerated Vesting: Options	—	213,799	—	534,890
	Accelerated Vesting: Time Restricted Units	—	187,572	—	562,781
	Accelerated Vesting: Performance Restricted Units	—	209,066	—	730,881
	Total	—	610,437	1,560,074	3,388,626

Academy Sports and Outdoors, Inc. 69

		Qualifying Termination Event
NEO	Payment Type	Retirement ($)(1)	Death or Disability ($)	Without Cause or Resignation for Good Reason ($)	Without Cause or Resignation for Good Reason Following Change of Control ($)(2)

Matt McCabe	Cash Severance (Salary and Bonus)	—	—	1,465,254	1,465,254
	Pro-Rata Bonus	—	—	36,454	36,454
	COBRA Insurance	—	—	56,131	56,131
	Life Insurance	—	—	—	—
	Accelerated Vesting: Options	—	213,799	—	534,890
	Accelerated Vesting: Time Restricted Units	—	427,696	—	1,043,093
	Accelerated Vesting: Performance Restricted Units	—	209,066	—	730,881
	Total	—	850,561	1,557,839	3,866,703
Bill Ennis	Cash Severance (Salary and Bonus)	—	—	2,032,117	2,032,117
	Pro-Rata Bonus	—	—	41,250	41,250
	COBRA Insurance	—	—	56,131	56,131
	Life Insurance	—	—	444	444
	Accelerated Vesting: Options	—	474,132	—	1,102,819
	Accelerated Vesting: Time Restricted Units	—	811,223	—	1,376,648
	Accelerated Vesting: Performance Restricted Units	—	149,551	—	720,886
	Total	—	1,434,906	2,129,942	5,330,295
1.Only Mr. Hicks meets the requirements for Retirement eligibility.
2.Qualifying termination event must occur within 24-months of a Change of Control to receive applicable equity award vesting acceleration.

70 Academy Sports and Outdoors, Inc.
CEO Pay Ratio
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median team member’s annual total compensation to the annual total compensation of our CEO. The SEC’s rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The following information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure.
Methodology to Identify Our Median Team Member
We identified our median compensated team member as follows:
•We considered all of our active team members as of February 3, 2024, including any full-time, part-time, temporary or seasonal team members but excluding our CEO.
•We used gross wages from our payroll records as reported for calendar year 2023. We converted any earnings paid in local (non-U.S.) currency to U.S. dollars using the published exchange rate as of February 3, 2024. We annualized gross wages for any team member who did not work for the entire year unless designated as a temporary, seasonal or other non-permanent team member as of February 3, 2024.
•Our median team member was a full-time team member working in our stores division and employed the full fiscal year.
Calculating the Ratio
After identifying the median team member, we calculated this team member’s total annual compensation in the same manner as the CEO’s compensation, which is described in the Summary Compensation Table (please see “Summary Compensation Table” for additional information). Because we had a leadership transition during the year where Mr. Lawrence became our CEO in June 2023, for the CEO’s annual total compensation calculation we: i) annualized his base salary as in effect at the end of 2023, ii) calculated a target bonus payout based on the annualized salary and his target bonus opportunity as in effect at the end of 2023, and iii) otherwise included all values as reported in the Summary Compensation Table. The annual total compensation of our median team member was $21,121 for 2023 and Mr. Lawrence’s 2023 annualized compensation was $10,279,412. Thus, our CEO pay ratio based on fiscal year 2023 compensation is approximately 487:1.

Academy Sports and Outdoors, Inc. 71
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (“CAP”) and certain financial performance measures of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”
The following table presents certain information regarding compensation paid to Academy’s Principal Executive Officer (PEO) and other Named Executive Officers (Non-PEO NEOs) both as reported in the Summary Compensation Table and with certain adjustments to reflect the CAP to such individuals, as well as certain measures of financial performance, for each of the three fiscal years ended February 3, 2024. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K and do not reflect the actual total compensation realized or received by our PEOs or Non-PEO NEOs.

							Value of Initial Fixed $100 Investment Based On:
Year(1)	Summary Compensation Table Total for PEO 1 ($)	Compensation Actually Paid to PEO 1(2) ($)	Summary Compensation Table Total for PEO 2 ($)	Compensation Actually Paid to PEO 2(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	Total Stockholder Return(3) ($)	Peer Group Total Stockholder Return(4) ($)	Net Income (in Thousands)(5) ($)	Net Sales (in Billions)(5) ($)

2023	9,117,082	11,619,208	8,627,400	11,774,408	2,904,320	3,887,928	503.29	126.27	519,190	6.16
2022	11,357,804	23,085,858	0	0	2,174,177	4,364,899	431.53	93.25	628,001	6.40
2021	11,484,293	24,288,147	0	0	3,843,333	7,366,023	289.92	109.42	671,381	6.77
2020	15,441,951	19,771,028	0	0	4,152,979	5,102,115	165.51	104.61	308,764	5.69
1.The PEO and Non-PEO NEOs for the applicable fiscal years were as follows:
2023: Mr. Hicks (PEO 1) and Mr. Lawrence (PEO 2) each served as our PEOs and Messrs. Mullican, Johnson, Ennis, Ford and McCabe served as the Non-PEO NEOs.
2022: Mr. Hicks served as our PEO and Messrs. Mullican, Lawrence, Johnson, and Maini served as the Non-PEO NEOs.
2021: Mr. Hicks served as our PEO and Messrs. Mullican, Lawrence, Johnson, and Maini served as the Non-PEO NEOs.
2020: Mr. Hicks served as our PEO and Messrs. Mullican, Lawrence, and Johnson, and Ms. Jamey Rutherford, SVP, Omni-Channel served as the Non-PEO NEOs.

72 Academy Sports and Outdoors, Inc.
2.The dollar amounts reported represent the amount of CAP to our PEOs and the average CAP to our Non-PEO NEOs, calculated in accordance with SEC rules. These amounts reflect “Total” compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below with respect to fiscal 2023. Equity values are calculated consistent with the methodology used for originally valuing the grants under FASB ASC Topic 718:

	2023
	PEO 1 ($)	PEO 2 ($)	Non-PEO NEOs Average ($)

Summary Compensation Table - Total	9,117,082	8,627,400	2,904,320
Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	-7,499,926	-7,499,899	-2,289,870
Plus, the year-end fair value of outstanding and unvested equity awards granted in the year	4,269,738	9,864,752	2,436,326
Plus, the fair value as of vesting date of equity awards granted and vested in the year	3,504,094	0	359,559
Plus, the year over year change in fair value of outstanding and unvested equity awards granted in prior years	2,245,745	596,166	367,089
Plus, the year over year change in fair value of equity awards granted in prior years that vested in the year	-17,525	185,989	110,504
Less, the fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	0	0	0
Compensation Actually Paid	11,619,208	11,774,408	3,887,928
3.Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is October 2, 2020, which is the date of the Company’s initial public offering.
4.The peer group used for this purpose is the Nasdaq US Benchmark Retail Total Return Index.
5.The dollar amounts reported represent the amount of Net Income and Net Sales, respectively, as reflected in the Company’s audited financial statements for the applicable year.

Academy Sports and Outdoors, Inc. 73
Relationship between Compensation Actually Paid and Performance Measures
As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in these Pay versus Performance tables. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following graphical depictions of the relationships among various information presented in these Pay versus Performance tables.
Compensation Actually Paid (CAP), Company’s TSR, and Peer Group TSR: The relationship between each PEO’s CAP and the Non-PEO NEOs’ average CAP in comparison to the Company’s TSR and the TSR of the Nasdaq US Benchmark Retail Total Return Index, is shown below.

74 Academy Sports and Outdoors, Inc.
Compensation Actually Paid (CAP) and Net Income: The relationship between each PEO’s CAP and the Non-PEO NEOs’ average CAP in comparison to the Company’s Net Income is shown below.
Compensation Actually Paid (CAP) and Net Sales: The relationship between each PEO’s CAP and the Non-PEO NEO’s average CAP in comparison to Net Sales is shown below.

Academy Sports and Outdoors, Inc. 75
Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on the objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
1.Net Sales
2.Adj. EBIT
3.ROIC

76 Academy Sports and Outdoors, Inc.
Ownership of Securities
Beneficial Ownership of Company Common Stock
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, par value $0.01 per share, as of April 9, 2024 (unless otherwise noted below) by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors and director nominees, and (4) all of our directors and our executive officers as a group. As of April 9, 2024, there were 73,791,013 shares of our common stock outstanding.
The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and any shares that the entity or individual has the right to acquire on or before June 8, 2024 (60 days after April 9, 2024) through the exercise of any stock options, through the vesting/settlement of restricted stock units payable in shares, or upon the exercise of other rights.
To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of common stock, and unless otherwise indicated, the address of each beneficial owner listed below is c/o Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449.

	Beneficial Ownership of Our Common Stock

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Total Common Shares Outstanding

5% Owners:
BlackRock, Inc.(1)	11,803,159	15.90%
FMR LLC(2)	11,122,705	14.99%
The Vanguard Group(3)	8,643,613	11.66%
Named Executive Officers:
Ken Hicks(4)	1,671,608	2.23%
Steve Lawrence(5)	228,066	*
Sam Johnson(6)	115,163	*
Carl Ford(7)	21,649	*
Matt McCabe(8)	25,425	*
Bill Ennis(9)	55,213	*
Directors:
Wendy Beck(10)	14,689	*
Brian Marley(10)	56,749	*
Tom Nealon(10)	12,288	*
Theresa Palermo(10)	6,303	*
Monique Picou(11)	492	*
Beryl Raff(10)	12,421	*
Chris Turner(10)	8,555	*
Jeff Tweedy(10)	11,931	*
Directors and executive officers as a group(12) (13 persons)	2,185,339	2.91%
(*) Less than one percent.

Academy Sports and Outdoors, Inc. 77
1.Based solely on the information disclosed in a Schedule 13G/A filed by BlackRock, Inc. and certain related entities on January 22, 2024. The number of shares reported is as of December 31, 2023. BlackRock, Inc. reported sole power to vote or direct the vote over 11,625,158 shares of our common stock and sole power to dispose or direct the disposition over 11,803,159 shares of our common stock. The principal business address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
2.Based solely on the information disclosed in a Schedule 13G/A filed by FMR LLC, certain related entities and Abigail P. Johnson (the Chairman and Chief Executive Officer of FMR LLC) on February 8, 2024. The number of shares reported is as of December 29, 2023. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. FMR LLC reported sole power to vote or direct the vote over 11,117,580 shares of our common stock and sole power to dispose or direct the disposition over 11,122,705 shares of our common stock. Abigail P. Johnson reported sole power to vote or direct the vote over 0 shares of our common stock and sole power to dispose or direct the disposition over 11,122,705 shares of our common stock. The principal business address for FMR LLC, its related entities and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
3.Based solely on the information disclosed in a Schedule 13G/A filed by The Vanguard Group on February 13, 2024. The number of shares reported is as of December 29, 2023. The Vanguard Group reported shared power to vote or direct the vote over 144,164 shares of our common stock, shared power to dispose or direct the disposition over 213,798 shares of our common stock and sole power to dispose or direct the disposition over 8,429,815 shares of our common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
4.Includes 1,148,163 shares subject to exercisable stock options, 24,828 shares subject to stock options that are scheduled to become exercisable within 60 days after April 9, 2024 and 9,916 shares underlying restricted stock units that are scheduled to settle within 60 days after April 9, 2024.
5.Includes 67,155 shares subject to exercisable stock options, 20,064 shares subject to stock options that are scheduled to become exercisable within 60 days after April 9, 2024 and 9,916 shares underlying restricted stock units that are scheduled to settle within 60 days after April 9, 2024.
6.Includes 37,313 shares subject to exercisable stock options, 1,672 shares subject to stock options that are scheduled to become exercisable within 60 days after April 9, 2024 and 826 shares underlying restricted stock units that are scheduled to settle within 60 days after April 9, 2024.
7.Includes 13,612 shares subject to exercisable stock options.
8.Includes 13,612 shares subject to exercisable stock options and 3,724 shares underlying restricted stock units that are scheduled to settle within 60 days after April 9, 2024.
9.Includes 40,291 shares subject to exercisable stock options and 1,652 shares underlying restricted stock units that are scheduled to settle within 60 days after April 9, 2024.
10.Includes 2,861 shares underlying restricted stock units for each director that are scheduled to settle within 60 days after April 9, 2024.
11.Includes 492 shares underlying restricted stock units that are scheduled to settle within 60 days after April 9, 2024.
12.The number of shares reported includes shares subject to exercisable stock options, shares that may be acquired through stock options exercisable within 60 days after April 9, 2024 and shares underlying restricted stock units that are scheduled to settle within 60 days after April 9, 2024 as disclosed in footnotes 4 through 11 above.

78 Academy Sports and Outdoors, Inc.
Transactions with Related Persons
Related Party Transaction Policy
The Board recognizes the fact that transactions with related persons (as defined in paragraph (a) of Item 404 of Regulation S-K) present a heightened risk of conflicts of interests (or the perception thereof). If such transactions are entered into, they may require disclosure in the Company’s financial statements and filings with the SEC. The Board adopted a written policy regarding transactions with related persons (our “Related Party Transaction Policy”) that is administered by our Audit Committee.
Our Related Party Transaction Policy requires that the Board or the Audit Committee approve each Related Party Transaction (defined under our policy as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. It is our policy that directors interested in a Related Party Transaction will recuse themselves from any discussion or vote on a Related Party Transaction in which they have an interest. The Board or the Audit Committee will not approve or ratify a Related Party Transaction unless it determines in good faith that, upon consideration of all relevant information, the Related Party Transaction is in, or not inconsistent with, the best interests of the Company. A Related Party Transaction entered into without pre-approval of the Board or the Audit Committee does not violate our Related Party Transaction Policy, so long as the transaction is subsequently timely approved or ratified by the Board or the Audit Committee. Transactions that are determined to be Related Party Transactions are disclosed in the Company’s proxy statement for the relevant year.
To help identify Related Party Transactions, each director and executive officer completes a questionnaire that requires the disclosure of any transaction that the person, or any member of his or her immediate family, has or will have with the Company. Our General Counsel also conducts a review that includes a review of the Company’s accounts payable and receivable to determine if a Related Party engaged in transactions during the fiscal year.
Related Party Transactions
Since the beginning of 2023, there were no related person transactions that require disclosure under Item 404 of Regulation S-K in this Proxy Statement.

Academy Sports and Outdoors, Inc. 79
Stockholder Proposals
for the 2025 Annual Meeting
If any stockholder wishes to propose a matter for inclusion in our proxy materials for our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) under Rule 14a-8 under the Exchange Act (“Rule 14a-8”), the proposal should be mailed to our Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449. To be eligible for inclusion in our proxy statement for the 2025 Annual Meeting under Rule 14a-8, a proposal must be received by our Corporate Secretary on or before the close of business on December 20, 2024 and must comply with the remaining Rule 14a-8 requirements.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2025 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at the principal executive offices of our Company no later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2025 Annual Meeting, such a nomination or other proposal of business must be delivered on or after February 6, 2025, but not later than March 8, 2025. In the event that the date of the 2025 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, to be timely, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the first anniversary of the 2024 Annual Meeting and not later than the close of business on the later of the 90th day prior to the first anniversary of the 2024 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2025 Annual Meeting is first made. Any such nomination or other proposal of business will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws (including the information required by Rule 14a-19 under the Exchange Act).

80 Academy Sports and Outdoors, Inc.
Householding of Proxy Materials
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy statements materials, by delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker, or the Company’s transfer agent, Broadridge Financial Solutions at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
You can also request prompt delivery free of charge of a copy of this Proxy Statement and our Annual Report, including the financial statements and financial statement schedules, by contacting our Investor Relations Department by mail at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449 or by telephone at (281) 646-5362.

Other Business
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

Academy Sports and Outdoors, Inc. 81
Voluntary Electronic Delivery of Proxy Materials

HELP US REDUCE OUR ENVIRONMENTAL IMPACT		HOW TO ENROLL
Registered Stockholders (You will need the 16-digit control number included on your proxy card to enroll.)
We encourage our stockholders to voluntarily elect to receive future proxy and annual report materials electronically to help contribute to our sustainability efforts.		INTERNET www.proxyvote.com
The benefits include: • you receive immediate and convenient access to the materials • you can help reduce our impact on the environment • you can help reduce our printing and mailing costs	@	EMAIL Send a blank email with your control number in the subject line to: sendmaterial@proxyvote.com
TELEPHONE 1-800-579-1639
Beneficial Owners
CONTACT Contact your bank, broker or other nominee to enroll.

A-1 Academy Sports and Outdoors, Inc.
Annex A
Reconciliations of GAAP to Non-GAAP Financial Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, and Adjusted Earnings per Share (or “EPS”), each as defined below, have been presented in this Proxy Statement, including the Compensation Discussion and Analysis section of this Proxy Statement, as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP").
We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense and depreciation, amortization and impairment and other adjustments included in the table below. We define Adjusted EBIT as Adjusted EBITDA less depreciation and amortization. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and to Adjusted EBIT in the applicable table below. We define Adjusted Net Income as net income (loss), plus other adjustments included in the table below, less the tax effect of these adjustments. We define basic Adjusted Earnings per Share as Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and diluted Adjusted Earnings per Share as Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments by reconciling net income (loss) to Adjusted Net Income and Adjusted Earnings per Share in the applicable table below.
We believe Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Management has also historically used Adjusted EBIT as a performance target to establish and award discretionary annual incentive compensation.
Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or net cash provided by operating activities as a measure of liquidity, or any other performance measures derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share should not be construed to imply that our future results will be unaffected by unusual or non-recurring items. In evaluating Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share should not be construed to imply that our future results will be unaffected by any such adjustments.

Academy Sports and Outdoors, Inc. A-2
Our Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share do not reflect costs or cash outlays for capital expenditures or contractual commitments;
•Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA and Adjusted EBIT do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•Adjusted EBITDA and Adjusted EBIT do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income and Adjusted Earnings per Share supplementally.

A-3 Academy Sports and Outdoors, Inc.
Adjusted EBITDA and Adjusted EBIT
The following table provides reconciliations of net income to Adjusted EBITDA and Adjusted EBIT for the periods presented (amounts in thousands):

	Fiscal Year Ended
	February 3, 2024 ($)	January 28, 2023 ($)	January 29, 2022 ($)
Net income(a)	519,190	628,001	671,381
Interest expense, net	46,051	46,441	48,989
Income tax expense	143,966	190,319	188,159
Depreciation and amortization	110,936	106,762	105,274
Equity compensation(b)	24,377	21,175	39,264
Loss on early retirement of debt, net	1,525	1,963	2,239
Payroll taxes associated with the 2021 Vesting Event(c)	—	—	15,418
Other(d)	—	—	3,118
Adjusted EBITDA	846,045	994,661	1,073,842
Less: Depreciation and amortization	(110,936)	(106,762)	(105,274)
Adjusted EBIT	735,109	887,899	968,568
a.Net income for the year ended February 3, 2024, includes a $15.9 million net gain relative to a credit card fee litigation settlement which occurred in the fourth quarter of 2023. Net income for the year ended January 28, 2023, included a $7.2 million gain from a business interruption insurance recovery and a $3.7 million gain from the sale of a tariff relief litigation claim, both of which occurred in the fourth quarter of 2022. All of these items are included in their respective years within Other (income), net on the Consolidated Statements of Income (see Note 2 to the consolidated financial statements in the Annual Report).
b.Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event (see Note 1 to the consolidated financial statements in the Annual Report), timing and valuation of awards, achievement of performance targets and equity award forfeitures.
c.Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
d.Other adjustments include (representing deductions or additions to Adjusted EBITDA and Adjusted EBIT) amounts that management believes are not representative of our operating performance, including installation costs for energy savings associated with our profitability initiatives.

Academy Sports and Outdoors, Inc. A-4
Adjusted Net Income and Adjusted Earnings per Share
The following table provides a reconciliation of net income to Adjusted Net Income and Adjusted Earnings per Share for the periods presented (amounts in thousands, except per share data):

	Fiscal Year Ended
	February 3, 2024 ($)	January 28, 2023 ($)	January 29, 2022 ($)
Net income(a)	519,190	628,001	671,381
Equity compensation (b)	24,377	21,175	39,264
Loss on early retirement of debt, net	1,525	1,963	2,239
Payroll taxes associated with the 2021 Vesting Event (c)	—	—	15,418
Other (d)	—	—	3,118
Tax effects of these adjustments (e)	(5,621)	(5,382)	(14,884)
Adjusted Net Income	539,471	645,757	716,536
Earnings per common share:
Basic	6.89	7.70	7.38
Diluted	6.70	7.49	7.12
Adjusted Earnings per Share:
Basic	7.16	7.91	7.88
Diluted	6.96	7.70	7.60
Weighted average common shares outstanding:
Basic	75,389	81,590	90,956
Diluted	77,469	83,895	94,284

a.
Net income for the year ended February 3, 2024, includes a $15.9 million net gain relative to a credit card fee litigation settlement which occurred in the fourth quarter of 2023. Net income for the year ended January 28, 2023, included a $7.2 million gain from a business interruption insurance recovery and a $3.7 million gain from the sale of a tariff relief litigation claim, both of which occurred in the fourth quarter of 2022. All of these items are included in their respective years within Other (income), net on the Consolidated Statements of Income (see Note 2 to the consolidated financial statements in the Annual Report).

b.	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event (See Note 1 to the consolidated financial statements in the Annual Report), timing and valuation of awards, achievement of performance targets and equity award forfeitures.
c.	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
d.
Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, including installation costs for energy savings associated with our profitability initiatives.

e.	Represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at our historical tax rate.

Thank You
for being a stockholder.

Learn more at academy.com.

ACADEMY SPORTS AND OUTDOORS, INC. 1800 NORTH MASON ROAD KATY, TEXAS 77449
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time the day before the meeting date. Have this proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V32934-P05167 KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACADEMY SPORTS AND OUTDOORS, INC.
The Board of Directors recommends you vote FOR each of the director nominees in Proposal 1.
1.Election of Class I Directors Nominees	For	Withhold
1a) Steve Lawrence	☐	☐
1b) Brian Marley	☐	☐
1c) Tom Nealon	☐	☐
1d) Chris Turner	☐	☐
The Board of Directors recommends you vote FOR Proposals 2 and 3.				For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2024.				☐	☐	☐
3. Approval, by a non-binding advisory vote, the fiscal 2023 compensation paid to the Company’s named executive officers.				☐	☐	☐

Note: The proxies will vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Authorized Signatures. This section must be completed for your vote to be counted. Date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN THE BOX]	Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

--------------------------------------------------------------------------------------------------------------------------------------------
V32935-P05167

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACADEMY SPORTS AND OUTDOORS, INC.

I hereby appoint Jeff Tweedy and Beryl Raff, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Academy Sports and Outdoors, Inc. to be held on Thursday, June 6, 2024 at 8:00 A.M. Central Time, or at any adjournment or postponement thereof, in accordance with the instruction on the reverse side of this card and with the same effect as though I were present at the Annual Meeting and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

If you vote by phone or Internet, please do not mail your proxy card.

Thank You For Voting.

Continued and to be signed and dated on reverse side